UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

CH ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee previously paid with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.

	3)	Filing Party:

	4)	Date Filed:

CH ENERGY GROUP, INC.

284 SOUTH AVENUE

POUGHKEEPSIE, NEW YORK 12601-4839

March 18, 2010

To the Holders of Shares of Common Stock:

          I am pleased to invite you to the 2010 Annual Meeting of Shareholders of CH Energy Group, Inc. (the “Corporation”).

          The Annual Meeting of Shareholders will be held at the Corporation’s office in Poughkeepsie, New York, on April 27, 2010, at 10:30 AM (Eastern Time). A Notice of the Annual Meeting of Shareholders and the Proxy Statement are attached.

          We request that you mark, sign, date, and mail the enclosed proxy card promptly. Prompt return of your voted proxy will reduce the cost of further mailings. As an alternative to returning your proxy card by mail, you can also vote your shares by using the Internet or by telephone. Instructions on voting by either option is provided on the proxy card or the voting instruction form. For shareholders of record, both methods of voting are available twenty-four hours a day, seven days a week, and will be accessible until 11:59 PM (Eastern Time) on April 26, 2010. You may revoke your voted proxy in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting, or you may vote in person if you attend the meeting.

          The response from our shareholders in the past to annual proxy statements has been outstanding, and this year we are once again looking forward to receiving your proxy.

          You are cordially invited to attend the Annual Meeting of Shareholders in person. It is always a pleasure for me and the other members of the Board of Directors to meet with our shareholders. We look forward to greeting as many of you as possible at the meeting.

Steven V. Lant
Chairman of the Board, President and Chief Executive Officer

CH ENERGY GROUP, INC.

284 South Avenue
Poughkeepsie, New York 12601-4839

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Shares of Common Stock:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CH Energy Group, Inc. (the “Corporation”) will be held:

TIME	10:30 AM (Eastern Time) on Tuesday, April 27, 2010

PLACE	Office of the Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4839

ITEMS OF BUSINESS	(1) To elect three Directors, each to serve for a one-year term expiring in 2011;
(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010; and
(3) To act upon any other matters that may properly come before the meeting.

RECORD DATE	Holders of Record of Shares of Common Stock on the close of business on March 1, 2010, are entitled to vote at the meeting.

ANNUAL REPORT	The Annual Report to Shareholders, as combined with the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, is enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting of Shareholders. Please MARK, SIGN, DATE, AND RETURN PROMPTLY the enclosed proxy card in the postage-paid envelope furnished for that purpose. As an alternative to returning your proxy card by mail, you can also vote your shares by proxy by calling the toll-free number on your proxy card or by using the Internet at www.cesvote.com. For shareholders of record, both methods of voting are available twenty-four hours a day, seven days a week, and will be accessible until 11:59 PM (Eastern Time) on April 26, 2010. Shareholders who hold shares through a bank or broker should follow the instructions provided on their voting instruction form. You may revoke your voted proxy in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting, or you may vote in person if you attend the meeting.

By Order of the Board of Directors,

March 18, 2010	Denise D. VanBuren
Corporate Secretary and Vice President – Corporate Communications

PROXY STATEMENT

          The proxy of each shareholder of record is being solicited by CH Energy Group, Inc. (“CH Energy Group” or the “Corporation”), on behalf of the Corporation’s Board of Directors, for use in connection with the Corporation’s Annual Meeting of Shareholders to be held on April 27, 2010 (the “Annual Meeting”), at the offices of the Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4839.

          This proxy statement (the “Proxy Statement”) and the enclosed proxy card are being sent to the Corporation’s shareholders on or about March 18, 2010. The mailing address of the principal executive office of the Corporation is 284 South Avenue, Poughkeepsie, New York 12601-4839.

          The Corporation is the holding company parent of Central Hudson Gas & Electric Corporation (“Central Hudson”) and of Central Hudson Enterprises Corporation (“CHEC”), and its subsidiaries.

          Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 27, 2010:

          This Proxy Statement and the Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2009 are available at www.chenergygroup.com by selecting “Investor Relations” and then selecting “Financial Reports.”

Shareholders Entitled to Vote

          The record of shareholders entitled to notice of, and to vote at, the Annual Meeting was taken at the close of business on March 1, 2010. On that date, there were 15,813,388 shares of common stock ($0.10 par value) of the Corporation (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote. No other class of securities is entitled to vote at the Annual Meeting.

Proxies

How You Can Vote

          Shareholders of record can give a proxy to be voted at the Annual Meeting (i) by telephone, (ii) electronically, using the Internet, at www.cesvote.com, or (iii) by mail. Shareholders who hold their shares in “street name” must vote their shares in the manner prescribed by their brokers.

          The telephone and Internet voting procedures have been set up for shareholder convenience, and have been designed to authenticate shareholder identity, to allow shareholders to give voting instructions, and to confirm that those instructions have been recorded properly. If shareholders of record wish to vote by proxy card, by telephone, or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If shareholders vote by telephone or by the Internet or wish to vote using a paper format and return their signed proxy cards before the Annual Meeting, their shares will be voted as directed.

          Whether shareholders choose to vote by telephone, electronically using the Internet, or by mail, each proxy will be voted in accordance with the shareholder’s instructions with respect to (i) the election of Directors, and (ii) the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010.

          If shareholders do not specify on their proxy card (or when giving their proxy by telephone or by using the Internet) how they want to vote their shares, it is the intention of the persons named on the proxy card to vote (1) “FOR” the election of the nominees for Director as set forth in Proposal No. 1 and (2) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010 as set forth in Proposal No. 2.

          With regard to Proposal No. 1 and Proposal No. 2, abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

Revocation of Proxies

A	shareholder may revoke his or her proxy, at any time before it is exercised, in any of three ways:

(a)	by submitting written notice of revocation to the Corporate Secretary;

(b)	by submitting another proxy by telephone, electronically, using the Internet at www.cesvote.com, or by mail that is later dated and (if by mail) that is properly signed; or

(c)	by voting in person at the Annual Meeting.

Cost of Proxy Solicitation

          The cost of preparing, printing, and mailing the notice of meeting, Proxy Statement, proxy card, and Annual Report will be borne by the Corporation. Proxy solicitation other than by use of the mail may be made by regular employees of the Corporation by telephone and personal solicitation. Banks, brokerage houses, custodians, nominees, and fiduciaries are requested to forward soliciting material to their principal(s) and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in that connection. In addition, the Corporation has retained D. F. King & Co., Inc. of New York, New York, a proxy solicitation organization, to assist the Corporation in the solicitation of proxies. The fee to be paid by the Corporation to such organization in connection therewith is estimated to be $8,500, plus reasonable out-of-pocket expenses.

Shareholder and Interested Party Communications

          It is the intention of the Corporation to transmit the Annual Meeting via webcast. A link to a copy of the webcast of the Annual Meeting, which will include the remarks of the Chairman of the Board, President and Chief Executive Officer at the Annual Meeting, will be available on the Corporation’s Internet site at www.chenergygroup.com. As noted above, a copy of the Corporation’s Annual Report to Shareholders, as well as a copy of the 2009 Financial & Statistical Report that supplements the Annual Report to Shareholders, will also be available on the same Internet site.

          Shareholders may obtain information relating to their own share ownership by contacting the Corporation’s Shareholder Relations Department at 845-486-5204 or by writing to the Corporation’s Shareholder Relations Department at 284 South Avenue, Poughkeepsie, New York 12601-4839.

          Shareholder communications related to any aspect of the Corporation’s business are also welcome. Space for comments is provided on the proxy card given to shareholders of record.

          Shareholders may also submit written communications to the Corporation in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839. Although all communications may not be answered on an individual basis, they do assist the Directors and management in addressing the needs of shareholders.

          Each such communication received by the Corporate Secretary from a shareholder is reviewed by her to determine how it should be handled. Not all such communications from shareholders are communicated directly to the Board of Directors.

          If the subject matter of a communication from a shareholder is a concern or complaint regarding the accuracy or integrity of the Corporation’s accounting, auditing, or financial reporting, the Corporate Secretary follows the procedures established by the Board of Directors for “Receiving and Handling Concerns or Complaints Regarding Accounting, Auditing or Financial Reporting.” These procedures, set forth in Section IV of the Corporation’s Code of Business Conduct and Ethics, which is available on the Corporation’s Internet site at www.chenergygroup.com, are as follows:

          The Audit Committee of the Board of Directors of CH Energy Group, Inc. has established the following procedures for persons to follow in order to communicate concerns or complaints to the Company about the accuracy and integrity of the Company’s accounting, auditing and financial reporting. All persons are encouraged to submit good faith concerns and complaints without fear of retaliation of any kind. The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any employee in the terms and condition of his or her employment because the employee has raised good faith concerns or complaints in accordance with these procedures. If an employee wishes to do so, he or she may communicate concerns anonymously in accordance with paragraph (ii) below.

(i) Submission of Concerns and Complaints

Any person may submit a concern or complaint about accounting, internal accounting controls or auditing matters by bringing the matter directly to the attention of:

Joseph B. Koczko, Esq.
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017-4611
Phone: 212-344-5680
Fax: 212-344-6101
Email: Joseph.Koczko@ThompsonHine.com

(ii) Anonymous Submissions By Employees

          If an employee wishes to submit a concern on an anonymous basis regarding questionable accounting or auditing matters, he or she may do so by communicating in writing with Mr. Koczko at the above address. This writing should include sufficient information and specificity to allow the Company to review the subject matter.

(iii) Treatment of Concerns and Complaints

          Upon receipt of a concern or complaint, Mr. Koczko will communicate the concern or complaint to General Counsel, John E. Gould, Esq., and he and Mr. Gould will consult with the Chairman of the Audit Committee regarding the concern or complaint. Subject to the authority of the Audit Committee, the Chairman of the Audit Committee, in consultation with Mr. Koczko and Mr. Gould, will determine how the concern or complaint should be evaluated and, if necessary, investigated by Mr. Koczko, by Mr. Gould or by such other persons as may be appropriate. Prompt and corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Company will make every effort to maintain, within the limits allowed by law and consistent with the need to conduct an adequate review, the confidentiality of anyone submitting a concern or complaint.

(iv) Retention of Information

          Mr. Koczko shall maintain a file at Thompson Hine LLP regarding each submission of a concern or complaint. The file shall contain the original document(s) with respect to the submission of the concern or complaint, together with other documents and records regarding the evaluation, investigation and resolution of the matter.

(v) Quarterly Reporting to the Audit Committee

          The Chairman of the Audit Committee shall report quarterly to the Audit Committee with respect to the status of all pending submissions of concerns or complaints concerning matters covered by these procedures. Copies of each file will be maintained in accordance with the Company’s document retention policy. In addition, Mr. Koczko shall prepare and maintain a written log listing each submission by date and setting forth a brief written description regarding the substance of the matter. A copy of this log shall be provided to the Chairman of the Audit Committee and the General Counsel on a quarterly basis.

          A shareholder may send a written communication to the Board of Directors or to specific individual Directors by addressing the communication to the Board of Directors or to an individual Director and submitting the communication to the Corporation in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839. The Corporate Secretary will transmit any such communication to the Director(s) to whom it is addressed.

          The Lead Independent Director of the Board of Directors, Steven M. Fetter, is an independent Director and has been designated by the Board to preside at the executive sessions of the independent Directors. If interested parties wish to make a concern known to the independent Directors, they may do so in a writing addressed to the Lead Independent Director and submitted in accordance with the procedures established by the Board of Directors for “Receiving and Handling Concerns

or Complaints Regarding Accounting, Auditing or Financial Reporting.” These procedures are set forth in Section IV of the Corporation’s Code of Business Conduct and Ethics, which is available on the Corporation’s Internet site at www.chenergygroup.com, and are also set forth above. Each such writing submitted in accordance with these procedures will be communicated directly to Mr. Fetter.

Shareholder Proposals

          A shareholder who would like to have a proposal included in the Corporation’s 2011 Proxy Statement must submit the proposal so that the Corporate Secretary receives it no later than November 18, 2010. The rules of the Securities and Exchange Commission (“SEC”) contain procedures governing shareholder proposals that may be included in a proxy statement. In addition, the Corporation’s By-Laws must be followed.

          The By-Laws require any shareholder wishing to make a nomination for Director or to introduce a proposal or other business at the Corporation’s 2011 Annual Meeting of Shareholders to give the Corporation advance written notice thereof no earlier than January 27, 2011, and no later than February 26, 2011.

          A copy of the Corporation’s By-Laws may be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

CURRENT DIRECTORS, CLASSES, AND TERMS OF OFFICE

          At the 2009 Annual Meeting of Shareholders of the Corporation (the “2009 Shareholders’ Meeting”), the Board of Directors recommended, and the shareholders approved, certain amendments to the Corporation’s Certificate of Incorporation (the “Certificate”) to provide for annual election of all Directors of the Board of Directors.

          Prior to the implementation of the approved amendments, the Corporation’s Certificate and its By-Laws required that the Board of Directors be divided into three classes (i.e., Class I, Class II, and Class III), as nearly equal in size as possible, with one class standing for election each year. Accordingly, the Corporation’s nine member Board of Directors is divided into three classes, each class having a three-year term of office. This structure is commonly known as a “classified” board.

          Following the 2009 Shareholders’ Meeting, the Certificate and the Corporation’s By-Laws were amended so that (i) then current Directors, including Class III Directors elected at the 2009 Shareholders’ Meeting, would continue to serve the remainder of their elected terms, (ii) at the 2010 Annual Meeting of Shareholders, Class I Directors will be elected to one-year terms expiring at the 2011 Annual Meeting of Shareholders, and (iii) at the 2011 Annual Meeting of Shareholders, Class I Directors and Class II Directors will be elected to one-year terms expiring at the 2012 Annual Meeting of Shareholders. Beginning with the 2012 Annual Meeting of Shareholders, and at each Annual Meeting of Shareholders thereafter, all Directors will be elected annually.

          The Directors currently in classes are listed below and their respective terms of office expire as of the Annual Meeting of Shareholders in the years listed below:

CLASS I – 2010
Steven V. Lant
Edward T. Tokar
Jeffrey D. Tranen
CLASS II – 2011
Margarita K. Dilley
Steven M. Fetter
Stanley J. Grubel
CLASS III – 2012
Manuel J. Iraola
E. Michel Kruse
Ernest R. Verebelyi

          The nominees for Class I Directorship positions are set forth below. Although the Board of Directors does not anticipate that the nominees will be unable to serve, should such a situation arise prior to the Annual Meeting, the proxies will be voted in accordance with the best judgment of the persons acting thereunder. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

          The Board of Directors proposes the following nominees to be elected to the Board of Directors at the Annual Meeting, their terms to expire at the Annual Meeting of Shareholders in the year noted below or until a successor is elected and qualified. The Board of Directors recommends a vote in favor of each such nominee:

CLASS I – 2011
Steven V. Lant
Edward T. Tokar
Jeffrey D. Tranen

Vote Required for Election of Directors

          The nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES.

Nominees and Other Directors

          CH Energy Group is governed by a nine person Board of Directors, eight of whom are independent Directors. One Director, Steven V. Lant, is not independent because he is the President and Chief Executive Officer of the Corporation.

          The Corporation views the independence and talents of our Directors as important assets of the Corporation. The Corporation believes that the Directors are experienced individuals who are focused on achieving strong corporate performance and who are motivated to promote total shareholder return consistent with the long-term interests of our shareholders.

          This emphasis on having an independent Board of Directors dates back to 1999 when CH Energy Group was formed as a holding company to own its predecessor corporation, Central Hudson, as well as other subsidiaries and investments in unregulated energy-related businesses.

          Prior to 1999, the Board of Central Hudson tended to consist of individuals who, while predominantly independent, were mostly from the Central Hudson service territory. Over the past 10 years – as the Corporation has sought to expand its activities in the competitive business arena and to continuously improve the business operations of Central Hudson –the Board has sought to diversify itself by nominating individuals for election as Directors who have worked in senior positions in a wide variety of industries and who bring perspective to the Board’s deliberations that are based on experiences throughout the United States, as well as within the Central Hudson service territory.

          The Director Nomination Process section of this Proxy Statement discusses the qualifications that a person should have in order to serve on the Board of CH Energy Group. As stated in that discussion, the Corporation seeks to have a Board comprised of individuals with diverse experience, backgrounds and skill sets, who participate actively and regularly in the Board’s work and who consistently demonstrate objective analysis, practical wisdom and sound judgment.

          In this context, the Corporation views positively aspects of diversity such as race, gender and national origin in assessing a person’s overall qualifications to serve as a Director. Two of our Directors, Margarita K. Dilley and Manuel J. Iraola, are of Hispanic descent. Each was born and raised outside of the United States. Ms. Dilley was born and raised in Nicaragua. Mr. Iraola was born in Cuba and raised in Cuba, Colombia and Puerto Rico. A third director, E. Michel Kruse, was born and raised in Germany.

          The Governance and Nominating Committee has determined that each of the individuals listed below has demonstrated the integrity, independence, leadership skills, and personal attributes necessary for service on the Board.

          The following table sets forth (i) the name and age of each nominee and of each Director of the Corporation whose term of office continues after the Annual Meeting, (ii) the principal occupation and employment of each person during the past five years, including the positions and offices with the Corporation held by each person and the period during which each has served as a Director of the Corporation, and (iii) the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each nominee and each other Director should serve as a director of the Corporation. Each nominee is currently serving as a Director of the Corporation.

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Qualifications That Led the Board to Conclude This Person Should Serve as a Director

Nominees for Election as Class I Directors To Serve For a Term Expiring in 2011

Steven V. Lant 52
Chairman of the Board, President and Chief Executive Officer of the Corporation; Chairman of the Board and Chief Executive Officer of Central Hudson; Chairman of the Board, President and Chief Executive Officer of CHEC, 2004-present; Director of the Corporation, Central Hudson and CHEC.

Mr. Lant has been a Director since 2002.

Mr. Lant started working with Central Hudson in the Cost and Rate Department in 1980, and he was steadily promoted until he reached his current position in 2004. He is an economist by training, and he has previously served as Chief Operating Officer and as Chief Financial Officer of the Corporation. He is thoroughly familiar with the finances and operations of CH Energy Group, Central Hudson, and CHEC. Having lived in the Hudson Valley for almost 30 years, Mr. Lant is also thoroughly familiar with the Central Hudson service territory. Mr. Lant’s financial expertise, thorough understanding of the businesses of the Corporation, including long experience with the regulatory environment in which Central Hudson operates, and his lengthy experience in the Hudson Valley, all serve to enable him to serve meaningfully and effectively on our Board.

(1)	Based on information furnished to the Corporation as of December 31, 2009.

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Qualifications That Led the Board to Conclude This Person Should Serve as a Director

Nominees for Election as Class I Directors To Serve For a Term Expiring in 2011

Edward T. Tokar (2) 62
Senior Managing Director of Investments, Beacon Trust Company, 2004-present, Vice President-Investments and Corporate Officer, Honeywell International, Inc. and predecessor companies, including Chief Executive Officer, Allied Capital Management, LLC, 1977-2004; Trustee, the Gabelli Dividend and Income Trust, 2003-present; Trustee, the Gabelli Global Deal Fund, 2006-present; Director, Teton Advisors, Inc., 2008-present; Trustee, Levco Series Trust, 2001-2005; Director, DB Hedge Strategies Fund LLC, 2002-2007; Director, Topiary Fund for Benefit Plan Investors LLC, 2004-2007.

Mr. Tokar has been a Director since 2009.

Mr. Tokar serves as a Senior Managing Director of the Beacon Trust Company (trust services), having previously served as the Chief Executive Officer of Allied Capital Management, LLC (a wholly owned subsidiary of Honeywell International Inc.). Mr. Tokar was responsible for Honeywell’s investment management program for employee benefit fund assets totaling $18 billion worldwide. Mr. Tokar is a Certified Public Accountant and he has also served as Head of the Finance Division at the National Rural Electric Cooperative Association in Washington, D.C. Mr. Tokar’s financial expertise and extensive experience in assessing and managing investments enable him to serve meaningfully and effectively on our Board.

Jeffrey D. Tranen 63
Senior Vice President, Compass Lexecon (an FTI Company), a consulting firm, 2000-present; Director, Doble Engineering Company, 1998-2007; Director, Oglethorpe Power Corporation, 2000-2004; Director, Earthfirst Technologies Incorporated, 2001-2002; President and Chief Operating Officer, Sithe Northeast Inc., 1999-2000; President and Chief Executive Officer, California Independent System Operator, 1997-1999; President, New England Power Company, 1993-1997.

Mr. Tranen has been a Director since 2004.

Mr. Tranen is currently a Senior Vice President of Compass Lexecon (a consulting firm), having previously served as President of the New England Power Company, as President and Chief Executive Officer of the California Independent System Operator, and as President and Chief Operating Officer of Sithe Northeast, Inc., where he was responsible for acquiring and overseeing generating assets totaling 8000 megawatts. Mr. Tranen’s extensive operating and management experience in the regulated and unregulated energy industries enable him to serve meaningfully and effectively on our Board.

(1)	Based on information furnished to the Corporation as of December 31, 2009.

(2)

On May 21, 2009, upon the recommendation of its Governance and Nominating Committee, the Board of Directors of the Corporation unanimously elected Edward T. Tokar to the Board of Directors to serve as a Class I Director until the 2010 Annual Meeting of Shareholders. Mr. Tokar was recommended for service on the Board of Directors by a stockholder of the Corporation.

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Qualifications That Led the Board to Conclude This Person Should Serve as a Director

Incumbent Class II Directors Serving for a Term Expiring in 2011

Margarita K. Dilley 52
Consultant; Vice President, Chief Financial Officer, and Director of Astrolink International LLC, 1998-2004; Director of Strategy & Corporate Development and Treasurer of INTELSAT, 1992-1998; Treasurer, Comsat Corporation, 1987-1992.

Ms. Dilley has been a Director since 2004.

Ms. Dilley has in-depth experience with strategic planning, financial management and corporate governance. She has served as Vice President, Chief Financial Officer, and a member of the Board of Directors of Astrolink International, LLC, (a satellite telecommunications company) as well as Director of Strategy & Corporate Development and Treasurer of INTELSAT, and as Treasurer and Director of Finance of Comsat. Ms. Dilley’s financial expertise and her extensive business experience in a highly competitive industry enables her to serve meaningfully and effectively on our Board. In nominating Ms. Dilley, the Governance and Nominating Committee also gave positive consideration to her qualification to serve as an “audit committee financial expert.”

Steven M. Fetter 57
President, Regulation UnFettered, a consulting firm, 2002-present; Group Head and Managing Director, Global Power Group, Fitch Ratings, 1998-2002; Chairman and Commissioner of the Michigan Public Service Commission, 1987-1993; Acting Associate Deputy Under Secretary of Labor, U.S. Department of Labor, 1987; Majority General Counsel, Michigan State Senate, 1984-1985.

Mr. Fetter has been a Director since 2002.

Mr. Fetter has extensive experience in connection with the regulated utility industry, having served as the Chairman of the Michigan Public Service Commission and as a Managing Director of the Global Power Group within FitchRatings. He currently serves as President of Regulation UnFettered, a consulting firm specializing in matters relating to the regulation of electric and natural gas utilities. Mr. Fetter’s extensive experience in the energy industry enables him to serve meaningfully and effectively on our Board.

(1)	Based on information furnished to the Corporation as of December 31, 2009.

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Qualifications That Led the Board to Conclude This Person Should Serve as a Director

Incumbent Class II Directors Serving for a Term Expiring in 2011

Stanley J. Grubel 67
Consultant; Director, Asyst Technologies, Inc., 1997-present; Vice President and General Manager, Philips Semiconductor Manufacturing, Inc., 2000-2002; Chief Executive Officer, MiCRUS, 1995-2000.

Mr. Grubel has been a Director since 1999.

Mr. Grubel previously served as the Chief Executive Officer of MiCRUS, an advanced semiconductor manufacturing company employing approximately 1,300 employees in the Central Hudson service territory. Mr. Grubel also served as a Director of the New York Business Council and as Chair of the Marist College School of Management’s Advisory Council. Mr. Grubel’s management experience in a highly competitive industry, his business experience within the Central Hudson service territory, and his experience as the leader of a major customer of Central Hudson enable him to serve meaningfully and effectively on our Board.

Incumbent Class III Directors Serving for a Term Expiring in 2012

Manuel J. Iraola 61
Chairman, President and Chief Executive Officer, The Aloaris Group, a consulting and investment firm, 2002-present; Chairman and Chief Executive Officer, Homexperts, Inc. (d/b/a Homekeys), a real estate services company, 2005-present; Director, Schweitzer-Mauduit International, Inc., 2005-2007; President, Phelps Dodge Industries, 1995-2002.

Mr. Iraola has been a Director since 2006.

Mr. Iraola serves as the President and Chief Executive Officer of The Aloaris Group, a consulting and investment firm based in Miami, Florida. He previously served as the President of Phelps Dodge Industries and as a Senior Vice President and Chief Financial Officer of the Columbian Chemicals Company. Mr. Iraola’s financial expertise and his executive experience with unregulated business operations enable him to serve meaningfully and effectively on our Board.

(1)	Based on information furnished to the Corporation as of December 31, 2009.

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Qualifications That Led the Board to Conclude This Person Should Serve as a Director

Incumbent Class III Directors Serving for a Term Expiring in 2012

E. Michel Kruse 66
Retired; Chairman and Senior Advisor-Financial Institutions Group of UBS Warburg, 2000-2002; Chief Executive of BHF-Bank AG, 1997-1999; Chief Financial Officer and Vice Chairman of the Board of The Chase Manhattan Corporation, 1992-1996.

Mr. Kruse has been a Director since 2002.

Mr. Kruse has in-depth experience with strategic planning, financial management and corporate governance. His responsibilities at Chase included being in charge of all finance and risk assessment functions of the bank, as well as overseeing the bank’s financing of a portfolio of public utilities in the United States. Mr. Kruse’s financial expertise, his knowledge of utility finances, and his extensive experience in managing risk enable him to serve meaningfully and effectively on our Board. In nominating Mr. Kruse, the Governance and Nominating Committee also gave positive consideration to his qualification to serve as an “audit committee financial expert.”

Ernest R. Verebelyi 62
Retired; Non-executive Chairman, 2005-present, and Director, 2003- present, Columbus McKinnon Corporation, an industrial manufacturing company; President-Americas, Terex Corporation, 2001-2002; President-Americas and Mining, Terex Corporation, 2001.

Mr. Verebelyi has been a Director since 2006.

Mr. Verebelyi currently serves as the Non-executive Chairman of Columbus McKinnon Corporation, an international publicly owned manufacturer of industrial equipment based in Amherst, N.Y. and listed on NASDAQ. Mr. Verebelyi previously served as President – Americas of the Terex Corporation, as Executive Vice President of Operations, General Signal Corporation, and as Executive Vice President – Special Products Division of the Emerson Electric Company. Mr. Verebelyi’s involvement in the governance of a public company and his executive experience with unregulated business operations enable him to serve meaningfully and effectively on our Board.

(1)	Based on information furnished to the Corporation as of December 31, 2009.

GOVERNANCE OF THE CORPORATION

          The Board of Directors held 12 meetings and the Committees held a total of 29 meetings during 2009. During this period, each of the Corporation’s Directors attended no fewer than 95% of the aggregate number of meetings of the Board and Committees on which he or she served while a Director of the Corporation. All Directors serving on each of the Audit Committee, the Governance and Nominating Committee, and the Strategy & Finance Committee attended all of their respective Committee meetings in 2009.

          The Board of Directors has adopted statements of governance principles set forth in a document entitled “Corporate Governance.” Section I of this document sets forth the Corporation’s statement of “Our Principles and Culture.” Section II of this document sets forth the Corporation’s statement of “Our Governance Guidelines.” The entire document is available on the Corporation’s Internet site at www.chenergygroup.com. A copy of the Corporation’s governance principles may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Director Independence

          The Board of Directors makes determinations regarding whether individual Directors are “independent” for purposes of applicable corporate governance rules promulgated by the SEC and New York Stock Exchange listing standards based on all relevant facts and circumstances. To be considered “independent” for purposes of the Director qualification standards, the Board must affirmatively determine that the Director has no material relationship with the Corporation, directly or as an officer, shareholder, or partner of an organization that has a relationship with the Corporation. The Board broadly considers all relevant facts and circumstances. In this connection, the Board applies the following standards:

•	In no event will a Director be considered “independent” if:

	(A)	within the preceding three years:

		(i)	the Director was employed by the Corporation;

		(ii)	any member of the Director’s immediate family was employed by the Corporation as an executive officer;

(iii)

the Director or any member of his or her immediate family received more than $120,000 during a twelve-month period within the last three years in direct compensation from the Corporation (other than Director’s fees and pension or other forms of deferred compensation for prior service with the Corporation); or

(iv)

an executive officer of the Corporation was on the Compensation Committee of the Board of Directors of an entity that employed either the Director or any member of his or her immediate family as an executive officer; or

	(B)	(i)	the Director or any member of his or her immediate family is a current partner of a firm that is the Corporation’s internal or external auditor;

		(ii)	the Director is a current employee of such a firm;

		(iii)	any member of the immediate family of the Director is a current employee of such a firm and participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or

(iv)

the Director or any member of his or her immediate family was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time; or

(C)

the Director is a current employee, or an immediate family member of the Director is a current executive officer, of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues.

          In addition, the following standards identify categories of relationships that will not be considered as material relationships that would impair a Director’s independence:

•	Transactions between the Corporation and another entity with which a Director or a member of a Director’s immediate family is affiliated –

	(i)	if the transactions occurred more than three years prior to the determination of independence, or

	(ii)	if the transactions occur in the ordinary course of business and are consistent with other arm’s length transactions in which the Corporation has engaged with third parties, unless

(a)

the Director is a current employee, executive officer, director, or owner of 5% or more of the voting stock of the other entity, or a member of the Director’s immediate family is a current employee, executive officer, director, or owner of 5% or more of the voting stock of the other entity, and

(b) such transactions represent, in any of the last three fiscal years, more than the greater of $1 million or 2% of the other entity’s consolidated gross revenues; and

•	Discretionary charitable contributions by the Corporation to non-profit entities with which a Director or a member of the Director’s immediate family is affiliated, if such contributions

	(i)	occurred more than three years prior to the determination of independence, or

	(ii)	are consistent with the Corporation’s philanthropic practices, unless

(a) the Director or family member is a current executive officer, director, or trustee of the entity, and

(b) the Corporation’s contributions represent, in any of the last three fiscal years, more than the greater of $1 million or 2% of such entity’s consolidated gross revenues.

          Annually, the Board will review all relationships between the Corporation and its Directors, including but not limited to commercial and charitable relationships, to determine whether Directors are independent under the standards described above. For relationships not qualifying as immaterial under the categorical standards listed above, the determination of whether the relationship is material, and therefore whether the Director is independent, shall be made by the Directors who satisfy the above independence guidelines. The Corporation will explain in its next proxy statement the basis for any Board determination that a relationship was not material despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

          An Audit Committee member may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board Committee, (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary other than compensation under a retirement plan (including deferred compensation) for prior service with the Corporation or any subsidiary (provided that the compensation is not contingent in any way on continued service), or (ii) be an affiliated person of the Corporation or any subsidiary.

          As a result of its annual review, the Board has determined that all of the Directors are independent, with the exception of Steven V. Lant. Mr. Lant is not independent because he is an executive officer of the Corporation.

          Only independent Directors serve on the Corporation’s Audit Committee, Governance and Nominating Committee, and Compensation Committee.

Committees of the Board of Directors

          The Board of Directors of the Corporation has established four standing Committees, including the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategy and Finance Committee. These Committees are described below. Although permitted by the By-Laws, the Board of Directors has not appointed an Executive Committee.

Audit Committee

          The Corporation’s Audit Committee is a separately designated standing committee. The members of the Audit Committee are Margarita K. Dilley, Steven M. Fetter, E. Michel Kruse, Edward T. Tokar, and Jeffrey D. Tranen. Ms. Dilley is the Chair of the Audit Committee. The Audit Committee met 11 times in 2009.

          The Board of Directors has determined that each of these Committee members meets the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence. The Board of Directors has also determined that each of the Committee members are financially literate in accordance with the New York Stock Exchange listing standards.

          The Board of Directors has determined that Ms. Dilley meets the SEC criteria for an “audit committee financial expert” and the New York Stock Exchange standard of having accounting or related financial management expertise. Ms. Dilley’s extensive background and experience includes having served as the Chief Financial Officer of Astrolink International LLC.

          The functions of the Audit Committee are to assist the Board of Directors in its oversight of (a) the accounting and financial reporting processes of the Corporation and (b) the auditing of the financial statements of the Corporation; these functions are further discussed in the Report of the Audit Committee, which is set forth beginning on page 18 of this Proxy Statement.

          The Audit Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Compensation Committee

          The members of the Compensation Committee are Stanley J. Grubel, Margarita K. Dilley, Manuel J. Iraola, and Ernest R. Verebelyi. Mr. Grubel is the Chair of the Compensation Committee. The Compensation Committee met nine times in 2009.

          The Board of Directors has determined that each of these Committee members meets the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence.

          The functions and scope of authority of the Compensation Committee are to (a) assist the Board of Directors in its oversight of (i) the executive compensation and benefits program of the Corporation, (ii) the compensation program for Directors of the Corporation, and (iii) succession planning for officer positions of the Corporation; (b) review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, and evaluate the Chief Executive Officer’s performance in light of those goals and objectives; (c) administer the Short-Term Incentive Plan and the Long-Term Equity Incentive Plan of the Corporation; and (d) provide, in accordance with the rules of the SEC, an annual “Compensation Committee Report” for inclusion in the Corporation’s annual proxy statement.

          The Compensation Committee has retained the Hay Group (“Hay Group”) to advise it on the form and amounts of Director and executive compensation. The Hay Group reports directly to the Compensation Committee and serves at the sole pleasure of the Committee. The Hay Group provides no services to CH Energy Group other than services that are requested by the Committee. The Hay Group provides market survey data and advice on the competitiveness of the compensation packages of our Directors and executive officers.

          In addition to information and advice received from the Hay Group, the Compensation Committee considers input and recommendations from Mr. Lant, who attends the Compensation Committee meetings. Specifically, as part of the annual compensation planning process, Mr. Lant: (i) performs an annual evaluation of the performance of each of the other executive officers and provides recommendations to the Committee concerning base salary adjustments for each of them; (ii) provides recommendations to the Committee for performance objectives, along with their relative weightings, under the Short-Term Incentive and Long-Term Incentive programs for the coming year; and (iii) provides the Committee with an assessment of the extent to which individual performance objectives for the previous year have been achieved, and whether discretionary bonuses should be granted. In its discretion, the Compensation Committee holds executive session portions of its meetings for the purpose of fostering open communications among the Committee members with respect to carrying out its duties. Mr. Lant does not participate in the executive session portions of the Committee meetings.

          For additional information about the role and activities of the Compensation Committee, please refer to the “Executive Compensation” section of this Proxy Statement on page 23.

          The Compensation Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee. The Charter provides that the Committee may not delegate its authority. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Governance and Nominating Committee

          The members of the Governance and Nominating Committee are Steven M. Fetter, Stanley J. Grubel, and Ernest R. Verebelyi. Mr. Fetter is the Chair of the Governance and Nominating Committee. The Governance and Nominating Committee met two times in 2009.

          The Board of Directors has determined that each of these Committee members meets the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence.

          The functions of the Governance and Nominating Committee are to assist the Board of Directors in (a) organizing itself to effectively carry out its responsibilities and (b) nominating for election to the Board persons who have experience, backgrounds, and skills appropriate for the current needs of the Corporation.

          The Governance and Nominating Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Strategy and Finance Committee

          The members of the Strategy and Finance Committee are E. Michel Kruse, Manuel J. Iraola, Edward T. Tokar, and Jeffrey D. Tranen. Mr. Kruse is the Chair of the Strategy and Finance Committee. The Strategy and Finance Committee met seven times in 2009.

          The functions of the Strategy and Finance Committee are to assist the Board of Directors in its oversight of the Corporation’s strategic direction, business and financial planning, financing policies, and consistent implementation of business plans.

          The Strategy and Finance Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Director Nomination Process

          The Governance and Nominating Committee of the Board of Directors is responsible for identifying, evaluating, and recommending to the Board nominees for election as Directors of the Corporation.

          The Governance and Nominating Committee seeks to nominate persons for election to the Board of Directors who have experience, backgrounds, and skills appropriate for the current and anticipated future needs of the Corporation. In carrying out the nomination process, the Governance and Nominating Committee works to identify potential candidates and welcomes recommendations from other members of the Board, members of management, shareholders, and other interested persons. From time to time, the Governance and Nominating Committee also may retain a professional search firm to assist in identifying and evaluating candidates; the Board did not do so in 2009.

          On an annual basis, the Governance and Nominating Committee reviews the current size, composition, and organization of the Board and of its Committees, determines future needs, and makes recommendations to the Board as appropriate. The Governance and Nominating Committee evaluates Director candidates, including incumbent Directors, and seeks to recommend nominees who would strengthen the Board and fill needs for particular skills or attributes among the Directors. This evaluation is performed in the context of Board-approved “Criteria for Selecting New Directors” and of Sections 2,

3, 4, and 5 of the Corporation’s Governance Guidelines. These Sections of the Governance Guidelines relate to the functions of the Board, the responsibilities and duties of Directors, the desired qualifications of Directors, and the requirement that a majority of Directors be independent in accordance with the Listed Company Manual of the New York Stock Exchange. The Corporation’s “Criteria for Selecting New Directors” and its Governance Guidelines are available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839. All potential candidates, including persons recommended by security holders, are evaluated in the same manner and according to the same standards.

          The Governance and Nominating Committee believes that all Directors should have the following qualifications. They should be competent persons of honesty and integrity, and should have a reputation for high standards and values in their professional and personal activities. They should have several years of high-level executive responsibility in a significant for-profit business entity during which they were responsible for strategic decisions that integrated relevant operational, technological, marketing, financial, human resources and/or organizational development considerations. They also should possess communication and interpersonal skills appropriate for constructive discussions at the Board level. The Corporation seeks to have a Board comprised of individuals with diverse experience, backgrounds and skill sets, who participate actively and regularly in the Board’s work, and who consistently demonstrate objective analysis, practical wisdom and sound judgment.

          The Governance and Nominating Committee also believes that a candidate for election as a Director should have professional skills that complement the skills of existing Board members. The Committee seeks Directors who add strength in areas that are important to the Company’s long-term success and who also possess skills that are appropriate for the perceived current needs of the Board. The Committee seeks individuals with demonstrated leadership abilities, including the ability to work with people and build consensus, the ability to learn and listen with an open mind, the ability to engage in constructive discussion, the ability to disagree with others in a manner that adds substance, the fortitude to make tough decisions, and the fortitude to endure private and public criticism.

          When the Governance and Nominating Committee identifies a candidate that merits in-depth consideration, the Committee invites the Chairman of the Board, President and Chief Executive Officer to assess the person’s qualifications and to discuss his views about the person with the Committee; this assessment may involve the Chairman of the Board, President and Chief Executive Officer meeting with the person.

          When a candidate is identified by the Governance and Nominating Committee as a potential nominee for election as a new Director of the Corporation, at least two members of the Governance and Nominating Committee meet with the person in face-to-face interviews. Subsequently, the Governance and Nominating Committee meets to discuss and consider each candidate’s qualifications and then chooses, by majority vote of the Committee members, the persons it wishes to recommend to the Board as nominees for election as Directors of the Corporation.

          A shareholder wishing to recommend a person for consideration as a potential candidate for election to the Board of Directors may do so by sending a written communication to the Governance and Nominating Committee in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839. The submission to the Governance and Nominating Committee must include (a) a written statement signed by the potential candidate confirming that he or she wishes to be considered as a candidate and would be willing and able to serve as a Director if elected and (b) a writing signed by the shareholder that includes sufficient information and specificity to (i) enable the Governance and Nominating Committee to confirm the writer’s status as a shareholder of the Corporation and (ii) allow the Governance and Nominating Committee to evaluate the potential candidate in the context of the Corporation’s “Criteria for Selecting New Directors” and its Governance Guidelines.

Board Member Attendance at Annual Meeting of Shareholders

          Directors are expected to attend the Annual Meeting of Shareholders, and it is the practice of the Corporation to introduce each Director at the Annual Meeting of Shareholders.

          With the exception of Mr. Tokar, each of the current members of the Corporation’s Board of Directors attended the 2009 Annual Meeting of Shareholders. Mr. Tokar was elected to the Board of Directors after the 2009 Annual Meeting of Shareholders.

The Board’s Leadership Structure

          The leadership responsibilities of the Board are shared among the Chairs of the Board’s four standing Committees, our Lead Independent Director and our Chairman of the Board. This structure has been developed over the past decade based on the recommendations of our Governance and Nominating Committee and on the decisions of our full Board – which is comprised of eight independent Directors and a single management Director. Our single management Director is Steven V. Lant, who serves as our Chief Executive Officer and our Chairman of the Board.

          Our governance processes and the decisions of our Board are managed and controlled by our independent Directors. All members of the four standing Committees of the Board are independent Directors. Mr. Lant is invited to attend Committee meetings, but he does not have a vote on any Committee matter.

          The Lead Independent Director is elected each year for a one-year term. Under the Corporation’s Governance Guidelines, a Director may not be elected to serve more than two consecutive terms as Lead Independent Director, and a Director who has served two consecutive terms may not serve again as Lead Independent Director until at least three years have elapsed since his or her last service as Lead Independent Director. The Board of Directors of the Corporation established the role of Lead Independent Director on February 10, 2006. Since that date, the role has been filled by three different independent Directors, the first of whom retired from the Board at the 2006 Annual Meeting of Shareholders. The other two Directors each held the Lead Independent Director role for two consecutive one-year terms.

          The Lead Independent Director presides at executive session meetings of our independent Directors. These executive session meetings are held at the end of each regularly scheduled meeting of the Board, and they enable our independent Directors to discuss in private the effectiveness of management, the quality of Board and Committee meetings, and other issues and concerns facing the Corporation and the Board.

          The Lead Independent Director consults with the Chairman of the Board and Chief Executive Officer (a) at the beginning of each year regarding a schedule of items to be discussed by the Board during the year, and (b) in advance of each Board meeting regarding the agenda for the upcoming meeting. He also informs the Chairman of the Board and Chief Executive Officer, subject to the discretion of the independent Directors, about the substance of the discussions that took place during each executive session meeting of the independent Directors.

          Our Board believes this governance structure is working well, and is appropriate for our Corporation. The Chairman of the Board and Chief Executive Officer is kept well informed about the thinking of our independent Directors, and he keeps the independent Directors well informed about the financial, operating and strategic issues facing management. The Lead Independent Director acts as a liaison between and among the independent Directors, and between the independent Directors and the Chairman and Chief Executive Officer. The Lead Independent Director and the Chairman and Chief Executive Officer consult with each other during periods between Board meetings on issues that arise from time to time, and they work together to achieve alignment between management and the Board.

          Our Board believes that the Corporation benefits from combining the positions of Chief Executive Officer and Chairman of the Board. With eight of nine Directors being independent, and with an active and involved Lead Independent Director, the Board believes it is helpful for the Chief Executive Officer to also be Chairman of the Board. It provides the Chief Executive Officer with a status on our Board that we believe enhances his or her ability to communicate the concerns, opinions and recommendations of management. The Board also believes it is more effective and efficient for our management Chairman to be responsible for gathering, producing, and transmitting materials to the Directors with respect to matters about which the Directors wish to be informed, and with respect to matters about which management wishes to inform the Directors.

The Board’s Role in the Oversight of Risk

          The Board recognizes that CH Energy Group and its subsidiaries are exposed to a number of strategic, operational and financial risks that can affect the Corporation’s earnings, cash flow, and ability to provide value to its shareholders and reliable service to the customers of its subsidiaries. The Audit Committee of the Board of Directors is responsible for overseeing the policies of the Corporation with respect to risk assessment and risk management. At the direction of the Audit Committee and in consultation with the full Board, the Chairman of the Board, President and Chief Executive Officer of the Corporation has appointed an Enterprise Risk Management Committee. The Enterprise Risk Management Committee

is comprised of senior members of management, and is chaired by Christopher M. Capone, an Executive Vice President and the Chief Financial Officer of the Corporation.

          The Enterprise Risk Management Committee is charged with providing strategic direction for the on-going assessment and management of the strategic, operational, and financial risks throughout CH Energy Group and its subsidiaries. The Committee is responsible for the development and monitoring of risk management policies to identify risks and to manage risks through associated controls and risk management/mitigation procedures.

          The Enterprise Risk Management Committee reports regularly, and not less frequently than annually, to the Audit Committee. In addition, the Enterprise Risk Management Committee periodically conducts a full review and update of its assessment of the risks facing the Corporation, and in consultation with the Audit Committee, presents the updated assessment to the full Board for its review and approval.

Compensation Committee Interlocks and Insider Participation

          Only independent Directors served on the Compensation Committee in 2009. Mr. Grubel, Ms. Dilley, Mr. Iraola, and Mr. Verebelyi served as members of the Compensation Committee in 2009, and they continue to serve as members of the Compensation Committee through the date of this Proxy Statement. Mr. Grubel served as the Chair of the Compensation Committee in 2009, and continues to serve as its Chair through the date of this Proxy Statement. No inside Directors serve on this Committee. None of the members of the Compensation Committee is, or has been, an employee or officer of the Corporation. During 2009, no member of the Compensation Committee had any relationship with the Corporation that would require disclosure under Item 404 of Regulation S-K, and none of the Corporation’s executive officers served on the compensation committee (or an equivalent committee) or board of directors of another entity whose executive officer(s) served on the Corporation’s Compensation Committee or Board of the Corporation or any of its subsidiaries.

Code of Business Conduct and Ethics

          The Corporation has a Code of Business Conduct and Ethics that sets forth the commitment of the Corporation to conduct its business in accordance with the highest ethical standards and all applicable laws, rules, and regulations. The Code of Business Conduct and Ethics, adopted by the Board of Directors, states the guiding principles by which the Corporation operates and conducts its daily business with its shareholders, customers, suppliers, government authorities, and employees. These principles apply to all Directors, officers, and employees.

          Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.

          Section II of the Code of Business Conduct and Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, constitutes the Corporation’s Code of Ethics for Senior Financial Officers. This section, in conjunction with the remainder of the Code of Business Conduct and Ethics, is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Business Conduct and Ethics is available on the Corporation’s Internet site at www.chenergygroup.com. A copy of the Corporation’s Code of Business Conduct and Ethics may also be obtained free of charge by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

          If the Corporation’s Board of Directors amends Section II of the Code of Business Conduct and Ethics or grants any waiver to Section II of the Code of Business Conduct and Ethics, which waiver relates to issues concerning actual or apparent conflicts of interest, disclosures in the Corporation’s SEC filings or public communications, compliance with laws, rules, or regulations, or internal compliance with the Code of Business Conduct and Ethics within the Corporation, the Corporation will post such information on its Internet site at www.chenergygroup.com.

Review, Approval or Ratification of Transactions with Related Persons

          The Board of Directors has adopted a written policy and written procedures for the review, approval, or ratification of transactions involving the Corporation and “related persons” (i.e., Directors and their immediate family members, executive officers and their immediate family members, and shareholders owning five percent or more of the Corporation’s outstanding Common Stock). The policy and procedures cover any related person transaction that exceeds the minimum threshold for disclosure in our annual proxy statement under the relevant rules of the SEC (generally, a transaction involving an amount in excess of $120,000, or a series of transactions involving an aggregate amount in excess of $120,000 in any calendar year, in which a related person has a direct or indirect material interest, and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC). Such a covered related person transaction is hereinafter referred to as a “Related Person Transaction.”

Policy

          The Governance and Nominating Committee, which consists solely of independent Directors, must review all Related Person Transactions. The Governance and Nominating Committee will approve a Related Person Transaction only if it determines that the Related Person Transaction is consistent with the business interests of the Corporation. In considering the Related Person Transaction, the Committee will consider all relevant factors, including as applicable: (i) the Corporation’s business rationale for entering into the Related Person Transaction; (ii) whether the Related Person Transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iii) the potential for the Related Person Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (iv) the overall fairness of the Related Person Transaction to the Corporation.

Procedure

          Directors and executive officers are responsible for bringing a potential Related Person Transaction to the attention of the Chairman of the Board, President and Chief Executive Officer or to the attention of the Chair of the Governance and Nominating Committee.

          The Chairman of the Board, President and Chief Executive Officer and the Chair of the Governance and Nominating Committee shall jointly determine (or, if either is involved in the Related Person Transaction, the other shall determine in consultation with the Lead Independent Director) whether the matter is a Related Person Transaction that should be considered by the Governance and Nominating Committee. If a Director is involved in the Related Person Transaction, he or she shall be recused from all discussions and decisions about the Related Person Transaction. The Related Person Transaction should be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee of the Board of Directors is comprised of Directors who have no material relationship with the Corporation (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Corporation) and meet the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence.

          The Audit Committee appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Corporation’s independent public accountants for 2009 (the “Independent Accountants”).

          In performing its duties, the Audit Committee: (i) reviews the scope of the audit by the Corporation’s Independent Accountants, PricewaterhouseCoopers LLP, and related matters pertaining to the examination of the financial statements; (ii) reviews and evaluates, at least once a year, the qualifications, independence, and performance of the Independent Accountants (which includes an evaluation of the lead partner of the Independent Accountants); (iii) examines the adequacy of the Corporation’s internal control over financial reporting and the Corporation’s and its subsidiary companies’ internal audit activities; (iv) reviews the nature and extent of audit and non-audit services and pre-approves such services provided by the Corporation’s Independent Accountants; (v) consults at least three times a year with the Independent Accountants regarding financial issues; (vi) makes recommendations to the Board of Directors on the foregoing matters as well as on the appointment of the Corporation’s Independent Accountants; (vii) meets regularly with the Corporation’s Internal Auditing Manager and Vice President – Accounting and Controller; and (viii) reviews quarterly and annual financial statements and earnings releases filed with the SEC.

          In 2009, the Audit Committee met with management periodically during the year to consider the adequacy of the Corporation’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Corporation’s Independent Accountants and with appropriate Corporation financial personnel and internal auditors. The Audit Committee also discussed with the Corporation’s senior management and

Independent Accountants the process used for certifications by the Corporation’s Chief Executive Officer and the Chief Financial Officer, which certifications are required for certain of the Corporation’s filings with the SEC.

          The Audit Committee also met privately at its regular meetings with both the Independent Accountants and the Internal Auditing Manager, as well as with the Vice President – Accounting and Controller.

          For 2009, the Audit Committee has:

1.	reviewed and discussed the audited financial statements with management;

2.	discussed with the Independent Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

3.

received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence, and has discussed with the Independent Accountant the Independent Accountant’s independence; and

4.	received the reports of the Chief Executive Officer and the Chief Financial Officer relating to their evaluation of the Corporation’s internal control over financial reporting.

          Based on the review and discussions referred to above and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Corporation’s Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

The Audit Committee:

Margarita K. Dilley, Chair
Steven M. Fetter
E. Michel Kruse
Edward T. Tokar
Jeffrey D. Tranen

          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation’s independent public accountants for 2010. Although shareholder approval of the Audit Committee’s appointment is not required by law, the Board of Directors believes that it is good corporate governance to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

          Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

          Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. The representatives of PricewaterhouseCoopers LLP will be given the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

          Information on fees billed by PricewaterhouseCoopers LLP to the Corporation during 2008 and 2009 is provided below:

Principal Accountant Fees and Services

PricewaterhouseCoopers LLP	2008	2009
Audit Fees	$943,191	$1,006,391
Tax Fees
Includes review of consolidated federal and state income tax returns and tax research	$20,291	$15,438
All Other Fees
Includes software licensing fee for accounting research tool	$750	$0
TOTAL	$964,232	$1,021,829

          The Audit Committee also concluded that the provision of services for which fees were paid under the captions “Tax Fees,” and “All Other Fees” were compatible with the maintenance of the Independent Accountants’ independence.

          The Audit Committee has adopted guidelines regarding pre-approval of the services to be provided by the Independent Accountants. These guidelines require that the Audit Committee review and approve, prior to the start of the fiscal year, (i) an engagement letter for audit services from the Independent Accountants, outlining the scope of the audit services to be provided during the next fiscal year and including a fee proposal for such services, and (ii) a list of, and a budget for, non-audit services that management recommends be provided by the Independent Accountants during the next fiscal year.

          Management and the Independent Accountants confirmed that the recommended non-audit services were permissible under all applicable requirements. The Corporation has adopted a list of specific audit and non-audit services that may be provided by the Independent Accountants.

          If the scope or cost of the audit or non-audit services requires changes during the fiscal year, the Audit Committee’s procedures enable the Chair of the Audit Committee to approve such changes, up to certain dollar limits, and to report on any such changes at the next Audit Committee meeting. The Corporation’s Vice President – Accounting and Controller is responsible for tracking all Independent Accountant fees against the budgets for audit and non-audit services and reporting on such budget issues at least annually to the Audit Committee.

          In 2009, the Audit Committee approved all of the fees set forth in the table above under the captions “Tax Fees,” and “All Other Fees.”

BENEFICIAL OWNERSHIP

          The following table lists the number of shares of equity securities of the Corporation beneficially owned by each of the Directors, by each Named Executive Officer listed in the Summary Compensation Table included under the caption “Executive Compensation,” by beneficial owners of more than 5% of the Corporation’s Common Stock, and by all Directors and executive officers of the Corporation as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of the Corporation’s Common Stock (1)(2)	Percentage of the Corporation’s Common Stock (3)
Margarita K. Dilley (8)	0	Less than 1%
Steven M. Fetter (8)	6,131	Less than 1%
Stanley J. Grubel (8)	6,117	Less than 1%
Manuel J. Iraola (8)	3,850	Less than 1%
E. Michel Kruse (8)	1,100	Less than 1%
Steven V. Lant (7)	23,289	Less than 1%
Edward T. Tokar (8)	0	Less than 1%
Jeffrey D. Tranen (8)	0	Less than 1%
Ernest R. Verebelyi (8)	0	Less than 1%
Christopher M. Capone (7)	3,250	Less than 1%
John E. Gould	14,375	Less than 1%
James P. Laurito	0	Less than 1%
Carl E. Meyer (7)	6,648	Less than 1%
Blackrock, Inc. (4)	1,333,227	8.44%
Gabelli Asset Management Inc. (5)	1,270,377	8.03%
Manulife Financial Corporation (6)	1,019,589	6.45%
All Directors and Executive Officers as a Group (18 Persons)	77,580	Less than 1%

(1)

In the case of Directors and executive officers, this table is based on information furnished to the Corporation by such persons as of December 31, 2009. Unless otherwise noted, each individual or entity named in the table has sole voting and dispositive power.

(2)

Includes shares of Common Stock covered by options that are exercisable within sixty days of December 31, 2009. The Directors and executive officers named in the above table who have such options and the number of shares which may be acquired are as follows: Mr. Fetter (1,000); Mr. Grubel (4,000); Mr. Kruse (1,000); Mr. Lant (7,000); and Mr. Meyer (1,440). The Directors and executive officers as a group hold a total of 17,460 options that are exercisable within sixty days of December 31, 2009.

(3)

The percentage of ownership calculation for each beneficial owner, including each percentage calculation set forth in footnotes 4, 5, and 6 below, has been made on the basis of the amount of outstanding shares of Common Stock as of December 31, 2009, plus the number of shares of the Corporation’s Common Stock covered by options that are exercisable within sixty days of December 31, 2009.

(4)

Based upon a Schedule 13G filed with the SEC on January 29, 2010, by Blackrock, Inc. In the Schedule 13G, Blackrock, Inc. states that, on December 1, 2009, it acquired Barclays Global Investors, NA and certain of its subsidiaries. Blackrock, Inc. reports in the Schedule 13G beneficial ownership of Common Stock in the amount of 1,333,227 shares (8.44%). The principal business address of Blackrock, Inc., as reported in the filing, is 40 East 52nd Street, New York, New York 10022.

(5)

Based upon a Schedule 13 D/A filed with the SEC on April 27, 2009, by GAMCO Investors, Inc. on behalf of Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli. As reported in the Schedule 13 D/A, as of April 27, 2009, the Corporation’s Common Stock was beneficially owned as follows: Gabelli Funds, LLC – 551,000 (3.49%), GAMCO Asset Management Inc. – 718,877 (4.55%), and Mario J. Gabelli – 500 (less than 1%). GAMCO does not have the sole authority to vote 31,125 of the reported shares. As indicated in the April 27, 2009 Schedule 13 D/A, the principal business address for GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(6)

Based upon a Schedule 13 G/A filed with the SEC on February 10, 2010, by Manulife Financial Corporation on behalf of Manulife Financial Corporation, MFC Global Investment Management (U.S.A.), Limited, and MFC Global Investment Management (U.S.A.) LLC, and Elliott & Page Limited. As reported on the Schedule 13 G/A, as of December 31, 2009, Common Stock was beneficially owned as follows: MFC Global Investment Management (U.S.), LLC – 1,005,000 (6.36%); MFC Global Investment Management (U.S.A.) Limited – 14,570 (less than 1%); and Elliott & Page Limited – 19 (less than 1%). As indicated in the February 10, 2010

Schedule 13 G/A, the principal business address for Manulife Financial Corporation is 200 Bloor Street, East, Toronto, Ontario, Canada M4W 1E5.

(7)

Messrs. Lant, Capone and Meyer have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with phantom shares of Common Stock as of December 31, 2009. As of that date, Mr. Capone had 1,834 phantom shares and Mr. Meyer had 5,299 phantom shares. The phantom shares credited to Mr. Lant’s account under the plan are shown in the table set forth in the next section entitled “Stock and Stock Equivalents Ownership of Directors.” Such shares are not reflected on the “Beneficial Ownership” table.

(8)

The non-employee Directors have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with phantom shares of Common Stock as of December 31, 2009. Please refer to the next section entitled “Stock and Stock Equivalents Ownership of Directors” for more information. Such phantom shares are not reflected in the “Beneficial Ownership” table.

STOCK AND STOCK EQUIVALENTS OWNERSHIP OF DIRECTORS

          The following table sets forth the number of phantom shares of Common Stock, as of December 31, 2009, credited to the accounts of the Corporation’s participating Directors under the Directors and Executives Deferred Compensation Plan, including reinvested dividends (rounded to the nearest whole number), the number of shares of Common Stock beneficially owned by each participating Director, and the aggregate number of shares of Common Stock and stock equivalents owned by each.

          The phantom shares shown in the following table are the sum of (i) phantom shares granted to the Corporation’s current non-employee Directors (i.e., each Director other than Mr. Lant) as a part of their compensation for service as a Director of the Corporation and (ii) phantom shares resulting from the deferral, if any, into phantom shares of an independent Director’s fees which would have otherwise been paid to the Director in cash. The phantom shares shown in the following table for Mr. Lant are the sum of the phantom shares resulting from Mr. Lant’s deferral into phantom shares of compensation earned by Mr. Lant for his services as an executive of the Corporation.

          Under the Directors and Executives Deferred Compensation Plan, payments are made in cash and are generally made following termination of service as a Director based on the market value of the Common Stock at the time of termination. For additional information, see the subcaption “Director Compensation” on page 60 of this Proxy Statement.

Name	Number of Phantom Shares (1)	Number of Shares Beneficially Owned (2)	Total Ownership
Steven V. Lant	5,953	23,289	29,242
Margarita K. Dilley	6,488	0	6,488
Steven M. Fetter	5,983	6,131	12,114
Stanley J. Grubel	6,592	6,117	12,709
Manuel J. Iraola	2,456	3,850	6,306
E. Michel Kruse	6,953	1,100	8,053
Edward T. Tokar	989	0	989
Jeffrey D. Tranen	6,719	0	6,719
Ernest R. Verebelyi	5,092	0	5,092
Total (3)	47,225	40,487	87,712

(1)	The information in this column is as of December 31, 2009.

(2)

The information in this column is as of December 31, 2009, and reflects the total number of shares beneficially owned by each of the Directors as set forth in the table under the “Beneficial Ownership” section on page 21.

(3)

The total for each individual is less than 1% of the outstanding shares of Common Stock, and the total for the group of all independent Directors (8 persons) is 58,470, which is less than 1% of the outstanding shares of Common Stock; both percentages are calculated as of December 31, 2009.

INSURANCE

          The Corporation provides liability insurance for its Directors and officers. Federal Insurance Company (CHUBB), Associated Electric and Gas Insurance Services, Ltd., Energy Insurance Mutual, Houston Casualty Company, and St. Paul Fire & Marine Insurance Company (Travelers) are the principal underwriters of the current coverage, which extends until June 1, 2010. The annual cost of this coverage is approximately $843,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s Directors and executive officers, and any person who owns more than 10% of a registered class of the Corporation’s equity securities (collectively “Reporting Persons”), to file initial reports of ownership and reports of changes in ownership with the SEC. These Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

          Based solely on a review of the copies of these forms furnished to the Corporation and written representations from the Corporation’s Directors and executive officers, Mr. Tokar did not timely file a Form 4 in connection with 1 transaction during 2009 and Mr. Groft did not timely file a Form 4 in connection with 5 separate transactions during 2009 (each such transaction was a purchase of phantom stock via a pre-arranged salary deferral under the Directors and Executives Deferred Compensation Plan). A Form 4 for each transaction has since been filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          This Compensation Discussion and Analysis explains our compensation program for the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers. These individuals are referred to collectively in this Proxy Statement as our “Named Executive Officers.” Our Named Executive Officers for 2009 were:

•	Steven V. Lant, Chairman of the Board, President and Chief Executive Officer of the Corporation;

•	Christopher M. Capone, Executive Vice President and Chief Financial Officer of the Corporation;

•	Carl E. Meyer, Executive Vice President of the Corporation and President and Chief Operating Officer of Central Hudson;

•

James P. Laurito, Executive Vice President of the Corporation and of Central Hudson. Mr. Laurito succeeded Mr. Meyer as President of Central Hudson, effective with Mr. Meyer’s retirement at the end of 2009; and

•	John E. Gould, Executive Vice President and General Counsel of the Corporation.

Objectives

Our executive compensation program is designed to achieve the following objectives:

•

Attract and retain experienced, talented and performance-driven executives by offering compensation opportunities that are competitive with opportunities offered by comparable companies in the markets in which we compete for executive talent; and

•

Align the interests of our executive officers and shareholders by motivating executive officers to maximize our shareholders’ return on investment, to minimize risks over the long-term, and to achieve high levels of customer satisfaction, and by rewarding executive officers for performance related to the creation of sustainable value.

Compensation Elements

          The key elements of our executive compensation program for our Named Executive Officers are base salary, annual short-term incentives, long-term incentives, consisting of performance shares and restricted shares or restricted stock units, and retirement benefits. We also provide health and welfare benefits and severance benefits to our executives. The chart below illustrates how each element of compensation fulfills our compensation objectives discussed above:

Program	Form	Fixed or Variable	Business Objectives

Base Salary	Cash	Fixed	Attract and retain experienced, talented and performance-driven executives

Annual Short-term Incentives (“STI”)	Cash	Variable

Attract and retain experienced, talented and performance-driven executives; reward achievement of strong corporate performance, strong individual performance, and high levels of customer satisfaction; and emphasize variable performance-based compensation

Long-term Incentives (i.e., equity awards) (“LTI”)	Equity	Variable

Attract and retain experienced, talented and performance-driven executives; reward achievement of strong corporate performance, including growth in earnings per share and dividends paid to shareholders, positive stock price performance and enhancement of sustainable long-term value; emphasize variable performance-based compensation; and promote stock ownership to align interests with shareholders

Retirement	Cash	Fixed	Retain experienced, talented and performance-driven executives

Pay-for-Performance

          Our long-term success is based on achieving key strategic, financial and operational goals from year to year. As a result, our executive compensation program emphasizes pay-for-performance, through variable or “at risk” compensation. This means that a significant portion of our Named Executive Officers’ total direct compensation - which consists of base salary, short-term incentives and long-term incentives – is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. As described in the table above, the variable components of our compensation program are the short-term incentives (“STI”) and long-term incentives (“LTI”).

          The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components and instead retains the discretion to modify the allocation from year to year. As illustrated below, for 2009, approximately 51% of the total direct compensation opportunity for Messrs. Capone and Meyer was weighted – assuming payout at target levels – toward variable components. The total direct compensation opportunity for the Chief Executive Officer was roughly 61% variable to reflect his greater job scope and responsibility. The following charts illustrate this point. Because Mr. Gould and Mr. Laurito were hired at the end of 2009, they have not been included in this analysis.

% OF TOTAL DIRECT COMPENSATION OPPORTUNITY

Chief Executive Officer	Other Named Executive Officers

          Even though the Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components, it has increased the percentage of total direct compensation allocated toward variable components (assuming payout at target levels) over the past several years to (i) increase the emphasis on pay-for-performance, and (ii) be more consistent with the practices of the companies in our compensation peer groups described below. The following chart illustrates this trend.

		% Variable Compensation

Name	2005	2006	2007	2008	2009

Mr. Lant	51%	53%	56%	61%	61%
Other Named Executive Officers in the Relevant Year	37%	39%	43%	49%	51%

Risk Assessment Regarding Compensation Program

          In consultation with the Compensation Committee, the Chairman of the Board, President and Chief Executive Officer, appointed an Assessment Committee to consider whether our compensation policies or practices encourage excessive or inappropriate risk taking by our employees, including our Named Executive Officers. This Assessment Committee is comprised of senior members of management, and is chaired by a senior member of the Enterprise Risk Management Committee (see pages 16-17 of this Proxy Statement).

          The Assessment Committee reviewed our compensation policies and practices, with particular focus on the relationship between our key business risks and the STI program, the LTI program, and the policies and practices of Central Hudson and Griffith. The Assessment Committee reported its findings to the Compensation Committee, and after review and discussion, the Compensation Committee members agreed with those findings. Specifically, the Assessment Committee and the Compensation Committee concluded that, although a significant portion of our executive compensation program is performance-based, our program does not encourage excessive or inappropriate risk-taking. Instead, our compensation program reflects an appropriate mix of compensation elements, which balance current and long-term performance objec-

tives, cash and equity compensation, and risks and rewards. Moreover, the vesting schedule of our long-term incentive program, along with the Corporation’s Common Stock ownership guidelines, encourages our executives to focus on delivering sustainable long-term results.

Use of Market Compensation Data

          We believe that each element of our compensation program should remain competitive in order to attract and retain key executive talent. To help determine the competitive market, the Compensation Committee relies, in part, on information about the compensation being paid to executives (i) who are working at companies engaged in businesses comparable to our businesses and (ii) who have roles and responsibilities that are similar to the roles and responsibilities of our executives.

          The Compensation Committee has retained the Hay Group to advise it on the form and amounts of Director and executive compensation. The Hay Group reports directly to the Compensation Committee and serves at the sole pleasure of the Committee. The Hay Group provides no services to CH Energy Group other than services that are requested by the Committee. The Compensation Committee asked the Hay Group to provide information about whether the compensation packages of our executive officers were competitive with the market in which we compete for executive talent. The Hay Group was also asked to determine the range of market levels for the following components of our executives’ compensation:

•	Base salary

•	Short-term incentive compensation

•	Total cash compensation, which is base salary plus short-term incentive compensation

•	Long-term incentive awards

•	Total direct compensation, which is total cash compensation plus long-term incentive awards

•	Retirement benefits

•	Total remuneration, which is total direct compensation plus retirement benefits

          In doing this work, the Hay Group compiled compensation information about companies in four separate groups (“comparator groups”).

          Comparator Group for Messrs. Lant, Capone and Meyer. The first comparator group consisted of 16 utility and energy companies operating in the United States. This group was used as a comparator group in determining the compensation levels for Messrs. Lant, Capone and Meyer in 2009 because the Hay Group and the Compensation Committee believe (i) the scope and complexity of the respective positions of these three executives correspond with the responsibilities of persons occupying similar positions at the companies in this comparator group and (ii) this custom peer group of companies reasonably corresponds to the market for executive talent that is relevant to the compensation for these three executives. In order to be included in the comparator group for 2009, a company had to satisfy the following three requirements:

•	Revenue – annual revenues between 50% and 200% of CH Energy Group’s annual revenues. This requirement was used because revenue provides a strong predictor of market compensation levels.

•

Complexity of Business – either (i) at least 5% of its assets invested in non-regulated businesses or (ii) regulated operations in one of the 34 states identified by the Hay Group, based on information from Regulatory Research Associates, as having similar regulatory environments to New York State. The regulatory environment requirement was used to provide an alternative method for identifying business complexity.

•

Market Capitalization – a market capitalization between 25% to 300% of CH Energy Group’s market capitalization. This requirement was used in order to eliminate companies that are too large or too small for meaningful compensation comparisons.

          The compensation information used by the Hay Group with respect to this group was gathered from the 2008 proxy statements filed by each company in the group with the SEC. The 16 companies in this comparator group (listed in alphabetical order) were:

ALLETE, Inc.	Otter Tail Corporation
Avista Corporation	Portland General Electric Company
Cleco Corporation	South Jersey Industries Inc.
El Paso Electric Company	Southwest Gas Corp
IDACORP, Inc	UIL Holdings Corporation
Laclede Group Inc.	Unisource Energy Corporation
MGE Energy, Inc.	Vectren Corporation
NorthWestern Corporation	Westar Energy, Inc.

          Secondary Comparator Group. The Hay Group also used a second comparator group known as the “Hay Group’s National Utility Executive Compensation Database” to provide a general overview of the market with respect to the compensation levels for Messrs. Lant, Capone and Meyer. This comparator group was also used as a resource when negotiating the compensation packages for Messrs. Gould and Laurito, who were each hired toward the end of 2009.

          For 2009, the Hay Group’s National Utility Executive Compensation Database consisted of 64 utilities in the United States that participated in a national survey conducted by the Hay Group regarding compensation structures and pay levels. Based on information supplied by the 64 participating utility companies, the Hay Group compiled a proprietary database with respect to the roles, responsibilities, and compensation levels of the officer positions at the 64 participating companies. This information was gathered and analyzed in recognition of the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company, and that a person’s title is not necessarily descriptive of a person’s duties. Using its own proprietary evaluation methodology, the Hay Group considered the scope and complexity of each officer’s position within the 64 participating companies, compared it with the scope and complexity of the officer positions at the Corporation, and provided the Compensation Committee with an assessment of the relative position of the compensation being paid to our officers in light of the compensation being paid to persons carrying duties of similar scope and complexity at the companies participating in the survey.

          The Hay Group’s proprietary evaluation methodology focuses on identifying positions within the comparator group that have a scope and complexity of responsibilities that are comparable to those duties exercised by our particular executives. While information about positions in each of the 64 companies was considered, particular companies in the comparator group may not have had any positions that were considered comparable to the complexity and scope of the particular positions at CH Energy Group while other companies may have had a number of positions that were considered comparable.

          The 64 companies included in this comparator group for 2009 (listed in alphabetical order) were:

AES	Mirant
Allegheny Energy	Montana Dakota Utility
Anaheim Public Utilities	Nashville Electric Service
Atmos Energy	New York Independent System Operator
Avista	New York Power Authority
BHP Billiton	Old Dominion Electric Cooperative
BP America	Orlando Utilities Commission
California Independent System Operator	Phoenix Water & Wastewater
CDX Gas	Piedmont Natural Gas Company
CenterPoint Energy	PJM Interconnection
City of Austin – Austin Energy	Platte River Power Authority
City of Roseville, California	Portland General Electric
Colorado Springs Utilities	Powersouth
CPS Energy	Primesouth
Dominion Resources	Public Works Commission of Fayetteville, NC
DPL	Puget Energy
East Bay Municipal Utility District, CA	Riverside Public Utilities
Electric Reliability Council of Texas	Sacramento Municipal Utilities District
ElectriCities of North Carolina	San Diego County Water Authority
Energy Future Holdings	Santee Cooper
Exterran	Sierra Southwest Co-Op Services
Great Plains Energy – Kansas City Power and Light	Snohomish County Public Utility District
Hilcorp Energy	South Jersey Industries
Iroquois Pipeline	Southern Minnesota Municipal Power Agency
JEA	Southern Union
Kinder Morgan	Southwest Gas
Knoxville Utilities Board	Southwest Power Pool
Los Angeles Department of Water & Power	SUEZ Energy
Memphis Light, Gas & Water	Unitil
Metropolitan Water District of Southern California	WBI Holdings
Midwest Independent Transmission System Operator	Williams
Minnkota Power Cooperative	Wood Mackenzie

Pay Competitively Within the Relevant Market for Executive Talent

          Each year, the Committee reviews and establishes the base salary, annual short-term incentives and long-term incentives for our Named Executive Officers. The Compensation Committee also monitors the competitiveness of our retirement, severance and personal benefits programs; however, these benefits programs generally do not change from year to year. The Committee generally strives to structure each element of compensation close to the median of the market data, as described in detail below under the heading “Description of the Key Elements of our Compensation Program.” The Compensation Committee retains the flexibility to make adjustments to specific compensation elements in order to respond to market conditions, promotions, new hires, individual performance or other circumstances. The Committee believes offering competitive compensation opportunities to our executives is necessary to attract, retain and motivate qualified executives.

          In addition to the benchmarking analysis of each element of compensation, the Committee annually reviews the total remuneration paid to each executive officer, which includes base salary, annual short-term incentives, long-term incentives and retirement benefits. This information allows the Committee to evaluate the total compensation package for each executive officer – as well as isolated adjustments or incremental changes to specific elements of the package. Although this information does not necessarily drive the Committee’s decisions with respect to each element of compensation, it does provide the Committee with perspective. For example:

•	The Committee was able to confirm that the 2009 target total remuneration for Messrs. Lant, Capone and Meyer was approximately at the median of the market data.

•

The Committee is able to better understand the relationship of various components of the total compensation program to each other. For example, the total remuneration calculations provided to the Compensation Committee illustrate how adjustments to base salary and short-term incentives impact the retirement benefits, and therefore the total remuneration, of the executive officers.

Role of CEO in the Compensation Process

          In addition to considering the competitive data from the comparator groups when establishing the compensation program for our Named Executive Officers, the Committee also considers input and recommendations from Mr. Lant, who attends the non-executive session portions of the Compensation Committee meetings. Specifically, as part of the 2009 annual compensation planning process, Mr. Lant:

•

performed an annual evaluation of the performance of each of Messrs. Capone and Meyer and provided recommendations to the Committee concerning adjustments to base salary, short-term incentive and long-term incentive levels for each of them;

•	provided recommendations to the Committee for 2009 team and individual performance objectives, along with their relative weightings, under the short-term incentive plan for Messrs. Capone and Meyer;

•	provided the Committee with an assessment of the extent to which each of Messrs. Capone and Meyer achieved his 2009 individual performance objectives for the year;

•	provided recommendations to the Committee for discretionary adjustments, if any, to the payout of the short-term incentive plan for each of Messrs. Capone and Meyer;

•

provided recommendations to the Committee regarding a special bonus payment to Mr. Capone in connection with his active leadership role in achieving the profitable sale of a significant portion of the operating assets of Griffith;

•	provided recommendations to the Committee for the 2009-2011 performance objectives under the performance shares; and

•	negotiated, in consultation with the Committee, the compensation arrangements for Messrs. Gould and Laurito in connection with their employment with CH Energy Group.

          After considering Mr. Lant’s assessments and recommendations, as well as the competitive data from the comparator groups, the Compensation Committee determined the compensation levels and incentive opportunities for our Named Executive Officers. In the case of Mr. Lant, the Compensation Committee met in executive session to conduct his 2009 performance review and establish his base salary and short-term and long-term incentive opportunities for 2010.

Description of the Key Elements of our Compensation Program

          A brief summary of the components of the base salary, short term incentive opportunities and long-term incentive opportunities for Messrs. Lant, Capone and Meyer is set forth below. Because Messrs. Gould and Laurito were hired toward the end of 2009, and their compensation packages were individually negotiated, we have summarized their key compensation elements at the end of this section.

Base Salary

          We provide competitive base salaries to attract and retain key executive talent. Base salaries also form the basis for calculating other compensation opportunities for our Named Executive Officers, such as their short-term and long-term incentive opportunities, retirement benefits and severance benefits.

          The base salaries for Messrs. Lant, Capone and Meyer are designed to be competitive with base salaries paid by the companies in the comparator groups to executives with similar responsibilities. In this regard, the Committee generally targets base salary at the median level of the salary distribution levels in the comparator groups for the executives in the aggregate, but individual salaries vary from the median based on experience and performance. Mr. Lant’s base salary is higher than the other executives to reflect the greater policy and decision making responsibility of the Chief Executive Officer position and the higher level of responsibility that he bears with respect to the Corporation’s strategic direction and financial and operating results.

          The following chart summarizes the base salary adjustments, if any, for Messrs. Lant, Capone and Meyer in 2009:

Name	Base Salary Adjustment	Market Analysis
Messrs. Lant and Meyer	No base salary adjustment for 2009.	The base salary level for Mr. Lant was at the median level and the base salary level for Mr. Meyer was approximately 3% above the median level.
Mr. Capone	7% increase in base salary.

The adjustment was intended to reflect Mr. Capone’s development and performance, and to make his base salary more competitive with the base salaries paid to chief financial officers of companies in the applicable comparator group. With this adjustment, Mr. Capone’s base salary was at the median of the applicable comparator group.

          For more information about the 2009 base salaries of each of Messrs. Lant, Capone and Meyer, please refer to the “Salary” column of the Summary Compensation Table on page 47.

Short-Term Incentives

          In 2009, each of Messrs. Lant, Capone and Meyer was eligible to receive short-term incentive cash payments based on performance against established performance targets. The short-term incentive program is an important component of total cash compensation because it rewards our executives for achieving targeted annual financial and operating results and emphasizes variable or “at risk” compensation. Short-term incentives are also part of total cash compensation, which forms the basis for calculating other compensation opportunities for our executives, such as their retirement benefits and severance benefits.

          The short-term incentive opportunity levels are calculated as a percentage of base salary. They are intended to be competitive with short-term incentives offered by the companies in the relevant comparator groups. For 2009, the Committee did not make any adjustment to the annual incentive levels for Messrs. Lant, Capone and Meyer. The short-term incentive award opportunities remained as follows:

Name	Short-Term Incentive Opportunity	Market Analysis
Mr. Lant	Remained at 60% of base salary.

There was no adjustment to his targeted percentage of base salary, because it was already competitive (i.e., his total cash compensation was at the median level) with the short-term incentive opportunities provided to chief executive officers of companies in the applicable comparator group.

Messrs. Capone and Meyer	Remained at 45% of base salary.

There was no adjustment to their targeted percentage of base salary, because they were already competitive with the short-term incentive opportunities provided by companies in the applicable comparator group (which ranged from 40% to 45% of base salary).

          The 2009 short-term incentive opportunity for each of Messrs. Lant, Capone and Meyer was comprised of two components:

•	60% of the short-term incentive opportunity was based on the attainment of pre-established “team” goals; and

•	40% of the short-term incentive opportunity was based on the attainment of pre-established individual performance goals.

        Team Goals

          The following chart sets forth the 2009 team goals for the performance of CH Energy Group and Central Hudson, along with their relative weightings, performance levels and business objectives. For Mr. Lant and Mr. Capone, CH Energy Group’s team goals were applied, because of their broad overall responsibilities across all business units. For Mr. Meyer, Central Hudson’s team goals were applied, because Mr. Meyer’s responsibilities were focused on the performance of Central Hudson.

2009 Team Goals

Performance Goal	Weight	Threshold	Target	Superior	Business Objective

CH Energy Group

EPS (1)(2)	80%				The primary drivers of share price growth are earnings per share and capacity to pay dividends
1st 6 months		$0.99	$1.09	$1.19
2nd 6 months		$0.92	$1.02	$1.12

Holding Company Debt
Placement	20%	Place $50 million of term debt with maturity ≥5 years at a rate less than 10% by June 30, 2009	Place $50 million of term debt with maturity ≥5 years at a rate less than 9% by June 30, 2009	Place $75 million of term debt with maturity ≥5 years at a rate less than 8% by June 30, 2009	Debt placement goals were intended to increase liquidity in a tight credit market environment and provide external debt financing for unregulated investments

Central Hudson

Group Expenses (1)(2)	60%				Efficient and cost-effective operations serve regulated customers’ interests and increase the probability of earning the return on equity authorized by Central Hudson’s regulatory agency
1st 6 months 2nd 6 months		$67.1 Million $70.4 Million	$63.3 Million $66.4 Million	$59.5 Million $62.4 Million

Customer Satisfaction – JD Power (Eastern Region)	20%	85%	90%	93%

Customer satisfaction is a metric used by Central Hudson’s regulatory agency, is a primary business objective for our regulated utility business, and directly relates to cost recovery and achievement of allowed rates of return on capital

Reliability (SAIFI & CAIDI)	20%	N/A	Avoid Public Service Commission Penalty For Both Metrics	10% Better than Penalty Level For Both Metrics

Reliability is a primary driver of utility customer satisfaction and is viewed as such by Central Hudson’s regulatory agency. Improving reliability has been the focus of a multi-year plan. SAIFI (System Average Interruption Frequency Index) and CAIDI (Customer Average Interruption Duration Index) have been selected as valid measures of reliability

(1)

When these team goals were established, the Committee provided that (i) actual earnings per share for CH Energy Group may be normalized (i.e., adjusted) to eliminate the impact of abnormal heating and cooling degree days and major storms; and (ii) actual group expenses for Central Hudson may be normalized to eliminate the impact of major storms. The Committee believes that these items can distort performance during a year. Moreover, the Committee wanted to structure the goals so that the executives will neither benefit nor be penalized as a result of certain events over which they have little control.

(2)

In recognition of the importance of Central Hudson’s rate case in 2009, the Committee also divided CH Energy Group’s earnings per share target and Central Hudson’s expense targets into two six-month performance periods – i.e., January – June (before the anticipated new rate order) and July – December (after the anticipated new rate order).

          Depending on actual performance, each executive could earn from zero to 150% of the target opportunity apportioned to the team goals. This payout schedule is a sliding scale, based on straight line interpolation, that is designed to motivate and reward superior performance, as the payout percentage directly corresponds to the extent to which target performance is achieved. It also imposes substantial downside risk for the executives, as a failure to attain threshold performance results in no payout.

          Individual Goals

          Each of Messrs. Lant, Capone and Meyer had individual performance goals established for 2009. These individual goals were developed and approved by the Compensation Committee in consultation with Mr. Lant. The individual goals for each of Messrs. Lant, Capone and Meyer consisted of a combination of strategic and operational objectives, as set forth in the tables below.

MR. LANT – INDIVIDUAL GOALS

Goal	Weight	Threshold	Target	Superior
Establish a successor to Mr. Meyer and oversee an orderly transition	30%	Acceptable transition underway by 12/31/2009	Smooth transition complete by 12/31/2009	Very smooth transition complete by 12/31/2009
Successfully implement the initial phase of a legal services transition	20%	General Counsel in place by 1/1/2010	General Counsel and Regulatory Affairs Attorney in place by 1/1/2010	General Counsel, Regulatory Affairs Attorney and all support staff in place by 1/1/2010
Increase CH Energy Group’s investment options and opportunities with Central Hudson’s regulatory agency	20%	$20 Million Incremental to current 5-year CapEx plan	$50 Million Incremental to current 5-year CapEx plan	$100 Million Incremental to current 5-year CapEx plan
Central Hudson credit rating at December 31, 2009	15%	N/A	A3/A-	A2/A
Achieve pro-forma earnings projections for 2009 investments, measured over the first full four quarters following the end of the quarter in which an investment is made (1)	10%	Achieve Return on Equity 3 percentage points lower than pro forma results for year 1 of the new acquisitions	Achieve pro forma Return on Equity results for year 1 of the new acquisitions	Achieve Return on Equity 3 percentage points higher than pro forma results for year 1 of the new acquisitions
Invest $25 Million (excluding Griffith) into non-regulated assets, with pro-formas that reflect an acceptable risk adjusted return	5%	$15 Million	$25 Million	$35 Million

(1)	Performance results will not be known until at least one year after the quarter in which the investment is made.

MR. CAPONE – INDIVIDUAL GOALS

Goal	Weight	Threshold	Target	Superior
Central Hudson credit rating at December 31, 2009	25%	N/A	A3/A-	A2/A
Work with the Treasurer to place CH Energy Group term debt 5 years or greater in an amount necessary, and at acceptable spreads, to support corporate earnings growth	20%	Place $50 Million of notes at a rate less than 10% by 6/30/2009	Place $50 Million of notes at a rate less than 9% by 6/30/2009	Place $75 Million of notes at less than a 8% interest rate by 6/30/2009
Achieve pro-forma earnings projections for 2009 investments, measured over the first full four quarters following the end of the quarter in which an investment is made (1)	15%	Achieve Return on Equity 3 percentage points lower than pro forma results for year 1 of the new acquisitions	Achieve pro forma Return on Equity results for year 1 of the new acquisitions	Achieve Return on Equity 3 percentage points higher than pro forma results for year 1 of the new acquisitions
Complete the Central Hudson financing petition and registration of securities in amounts necessary to meet projected debt needs	15%	Achieve PSC approval of a new financing petition with funding authority sufficient to fund projected capital required for CapEx	Achieve PSC approval of a new financing petition with funding authority sufficient to fund projected capital requirements for CapEx, MGP site remediation and benefit plan contributions

Achieve PSC approval of a new financing petition with funding authority sufficient to fund projected capital requirements for CapEx, MGP site remediation and benefit plan contributions

Also secure authorizations for refinancing up to $115.85 Million of auction rate debt

Maintain current levels of committed credit at CHEC and Central Hudson	15%	N/A	Pass/Fail	N/A
Invest $25 Million (excluding Griffith) into non-regulated assets, with pro-formas that reflect an acceptable risk adjusted return	10%	$15 Million	$25 Million	$35 Million

(1)	Performance results will not be known until at least one year after the quarter in which the investment is made.

MR. MEYER – INDIVIDUAL GOALS

Goal	Weight	Threshold	Target	Superior
Develop and execute an approved transition plan for the new COO	40%	Acceptable Transition Begun by 12/31/09		Very Smooth Transition Completed by 12/31/09
Evaluate potential candidates and make well justified recommendation for a successor COO that is approved by the Compensation Committee and the Board and that results in placement of successor	20%	Successor’s Start Date – 10/1/09	Successor’s Start Date – 7/1/09	Successor’s Start Date – 5/1/09
Provide executive leadership to complete Phases I, II and III of the New York State Transmission Assessment & Reliability Study (“STARS”) project Statement of Work	20%	12/31/09 Phase I, II Complete	9/30/09 Phase I, II Complete	12/31/09 Phase III Complete
Advance rate base generation by establishing investment criteria, developing business models, identifying pilot project(s) and seeking regulatory approval to pursue projects which meet our investment criteria at an investment level of at least $10 Million	20%	Establish Investment Criteria and Develop Business Models	Identify Pilot Project(s) and Seek Regulatory Approval	Develop “Shovel Ready” Construction Plan

          Depending on actual performance, each executive could earn from zero to 200% of the target opportunity apportioned to the individual goals, as illustrated by the following graph.

         Assessment of Performance Relative to the 2009 Short-Term Incentive Team Goals

          The following table reflects the actual achievement level for each team goal under the 2009 STI program, along with the payout percentage for each goal:

2009 Team Goals – Results

Performance Goal	Actual Results	Percentage of Target Achieved
CH Energy Group

EPS
1st 6 months	$1.28	150%
2nd 6 months	$1.39	150%

Holding Company Debt Placement	Placed at least $75 million of term	150%
	debt with maturity ≥5 years at a
	rate less than 8% by June 30, 2009
Central Hudson

Group Expenses
1st 6 months	$62.451 Million	111%
2nd 6 months	$63.827 Million	132%

Customer Satisfaction – JD Power	87.7%	78%
(Eastern Region)

Reliability (SAIFI & CAIDI)	1.365/2.21	129%/150%

          Assessment of Performance Relative to 2009 Short-Term Incentive Individual Goals

          Following is a summary of the Committee’s assessment of Mr. Lant’s level of performance with respect to his 2009 individual goals under the STI program:

•

Mr. Lant. The Compensation Committee assessed Mr. Lant’s individual performance, and determined the level of his performance with respect to the individual goals established for him in early 2009. The Committee set his achievement level for 2009 performance vs. individual goals at 103% of target because of superior performance with respect to recruiting a qualified successor for Mr. Meyer and overseeing an orderly transition of authority; threshold performance with respect to recruiting a General Counsel and a Regulatory Affairs Counsel (the latter person has not yet been successfully recruited); superior performance with respect to the investment of more than $35 million in non-regulated assets (excluding investments in acquisitions by Griffith); above target performance with respect to maintaining Central Hudson’s credit rating; and below threshold performance with respect to increasing Central Hudson’s opportunities through successful advocacy with New York State regulatory and legislative bodies. The weighted average of the achievement levels for the team goals (150% achievement level with a 60% weighting) and individual goals (103% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. Lant equal to 131% of his target short-term incentive opportunity.

          With regard to two other Named Executive Officers participating in the 2009 STI program, Mr. Lant, as the Chief Executive Officer, made recommendations to the Compensation Committee concerning the level of performance of each officer with respect to the person’s individual goals for 2009. After taking Mr. Lant’s recommendations into consideration, and after making its own assessment of each person’s performance, the Compensation Committee determined the payouts to be made to each person for performance vs. 2009 individual goals:

•

Mr. Capone. The Committee set Mr. Capone’s achievement level for 2009 performance vs. individual goals at 143% of target because of above target performance with respect to maintaining Central Hudson’s credit rating; superior performance with respect to the investment of more than $35 million in non-regulated assets (excluding investments in acquisitions by Griffith); superior performance with respect to the establishment of $75 million in term credit facilities by June 30, 2009 with interest rates less than 8% and terms of 5 years or longer; obtaining approval from the Public Service Commission of New York State for issuance of debt and funding authority for projected capital expenditures, remediation costs in connection with manufactured gas plant sites, benefit plan contributions, and refinancing of up to $115.85 million of auction rate debt; and target performance with respect to maintaining current levels of committed credit lines at CH Energy Group and at Central Hudson. The weighted average of the achievement levels for the team goals (150% achievement level with a 60% weighting) and individual goals (143% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. Capone equal to 147% of his target short-term incentive opportunity.

•

Mr. Meyer. The Committee set Mr. Meyer’s achievement level for 2009 performance vs. individual goals at 100% of target because of superior performance with respect to the development and implementation of a transition plan for his successor, Mr. Laurito, as President of Central Hudson by December 31, 2009; below threshold performance with respect to having his successor employed at Central Hudson by October 1, 2009; target performance with respect to establishment of criteria for investments in rate base generation projects, developing business models, identifying pilot projects and seeking regulatory approval for projects totaling in excess of $10 million; and below threshold performance with respect to completing phases I and II of the STARS project’s Statement of Work. The weighted average of the achievement levels for the team goals (116% achievement level with a 60% weighting) and individual goals (100% achievement level with a 40% weighting) resulted in a short-term achievement pay-out for Mr. Meyer equal to 110% of his target short-term incentive opportunity.

          The actual payout percentage for the team and individual goals established for 2009 for each of the Named Executive Officers participating in the 2009 STI plan is shown on the table below.

Name	Team Goals Achievement % (60% Weight)	Individual Goals Achievement % (40% Weight)	Actual Payout Percentage (Weighted Average of Team and Individual Achievement %s)
Mr. Lant	150%	103%	131%
Mr. Capone	150%	143%	147%
Mr. Meyer	116%	100%	110%

          For more information on the 2009 short-term incentive opportunities for our Named Executive Officers, please refer to the “Grants of Plan-Based Awards” section of this Proxy Statement on page 48. The amount of the 2009 short-term incentive payments is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this Proxy Statement on page 47.

          Discretionary Adjustments to 2009 STI Payouts

          The Committee has the discretion to make certain adjustments to the payouts under the formulas described above, after reviewing individual performance for the year. Specifically:

•

If the Committee concludes that an eligible executive’s performance during the year merits an additional payment, the Committee may grant a discretionary bonus to the participant; provided that (i) the discretionary bonus cannot be awarded to “make-up” amounts that were not earned under the team and individual goals, and (ii) the discretionary bonus may not exceed 50% of the participant’s target opportunity apportioned to the individual goals.

•

If the Committee concludes that a participant’s performance during the year has been deficient, the Committee may reduce the award otherwise payable to the participant; provided that the amount of any reduction may not exceed 50% of the participant’s target opportunity apportioned to the individual goals.

          This feature provides the Committee with the flexibility to respond to issues that were unforeseen at the time that the performance goals were established or that increased in importance during the year. It also allows the Committee to recognize superior individual results by directly linking pay-for-performance; at the same time, it allows the Committee to reduce pay when individual performance is deficient, thereby protecting shareholder interests.

          In 2009, the Compensation Committee made the following discretionary adjustments to the short-term incentive pay-out for Mr. Lant and Mr. Capone:

•

Mr. Lant. Based on its assessment of Mr. Lant’s overall performance in 2009, the Compensation Committee decided to exercise its discretion to increase Mr. Lant’s short-term incentive payout by $60,000 because of his strong strategic leadership of the Corporation during the difficult financial year of 2009. His strategic planning initiatives led to significant successes in 2009, including (i) the new Rate Order issued in 2009 for Central Hudson by the Public Service Commission of New York State, (ii) the profitable sale of a significant portion of the operating assets of Griffith and (iii) the redeployment of the proceeds from the sale of Griffith assets into the investment by CHEC into the Shirley Wind project in Wisconsin. His emphasis on safe and reliable customer service also led to positive customer service ratings at Central Hudson and an outstanding safety record as Central Hudson led the nation for utilities of its size in working for more than two full years without a lost time accident.

•

Mr. Capone. Based on its assessment of Mr. Capone’s overall performance in 2009, the Compensation Committee decided to exercise its discretion to increase Mr. Capone’s short-term incentive payout by $27,000 because of his leadership and active day-to-day participation in the work that led to important and successful results with regard to: (i) the new Rate Order issued in 2009 for Central Hudson by the Public Service Commission of New York State, (ii) the profitable sale of a significant portion of the operating assets of Griffith and (iii) the redeployment of the proceeds from the sale of Griffith assets into the investment by CHEC into the Shirley Wind project in Wisconsin.

          The amount of the 2009 discretionary payment under the short-term incentive plan for Messrs. Lant and Capone is set forth in the Bonus column of the Summary Compensation Table of this Proxy Statement on page 47.

           Special Bonus Payment

          In reviewing Mr. Capone’s individual performance during 2009, the Compensation Committee gave particular recognition to his active leadership role in achieving the profitable sale of a significant portion of the operating assets of Griffith. This sale was a great success, producing an after-tax gain of $5.4 million or 34 cents per share. It also resulted in the accelerated recovery of approximately $10 million of goodwill, which will benefit the future profitability of Griffith’s retained operations. In light of this significant success, and in consultation with the full Board, the Compensation Committee decided that Mr. Capone merited a special bonus payment in addition to his payout under the STI program. Specifically, the Committee granted Mr. Capone 2,200 restricted shares of the Corporation’s Common Stock. The shares were granted on February 10, 2010, have a vesting date of February 10, 2013 and had a grant date value on February 10, 2010 of $85,558.

Long-Term Incentives

          In 2009 the Corporation granted equity awards to each of Messrs. Lant, Capone and Meyer under our Long-Term Equity Incentive Plan. The Committee has implemented a multi-year plan to (i) bring our executive’s total direct compensation levels closer to the median levels of the companies in the applicable comparator groups, (ii) increase the percentage of total direct compensation that is allocated to long-term incentives, (iii) reflect the market’s increasing emphasis on long-term performance, and (iv) better align long-term compensation with long-term performance. When establishing the 2009 long-term incentive levels of Messrs. Lant, Capone and Meyer, the Committee balanced the goal of establishing more competitive long-term incentive levels with the need to appropriately manage the dilutive impact and financial accounting cost of our equity program. In addition, the Committee considered its assessment of each executive’s general performance during the year, as well as their relative roles and responsibilities and potential within the Corporation, prior to finalizing long-term incentive award values.

          The following chart illustrates the 2009 target long-term incentive opportunities for Messrs. Lant, Capone and Meyer. The long-term incentive opportunities were calculated as a percentage of base salary and were intended to be competitive with long-term incentive opportunities offered by companies in the applicable comparator groups.

Name	Long-Term Incentive Opportunity	Market Analysis
Mr. Lant	Maintained at 100% of base salary.	Mr. Lant’s long-term incentive opportunity is at the 45th percentile and his total direct compensation is at the 55th percentile of the median levels of the applicable comparator group.
Mr. Capone	Maintained at 60% of base salary.	Mr. Capone’s long-term incentive opportunity is at the 30th percentile and his total direct compensation is at the 30th percentile of the median levels of the applicable comparator group.
Mr. Meyer	The target percentage of base salary was increased from 50% in 2008 to 60% in 2009.	Mr. Meyer’s long-term incentive opportunity is at the 40th percentile and his total direct compensation is at the 50th percentile of the median levels of the applicable comparator group.

          The equity award opportunity is generally determined in November or December of the year preceding the year in which the award is granted. The target number of shares is determined by dividing each person’s target award opportunity set forth above (i.e., an amount equal to a percentage of his or her base salary) by the closing price of a share of our Common Stock on the first Monday following the first Tuesday in January of the following calendar year. The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

           Performance Shares – 2009-2011 Cycle

          Each of Messrs. Lant, Capone and Meyer received a grant of performance shares in 2009. The performance shares are designed to focus the attention of each executive on strategic goals spanning more than the current year, and to align the interests of the executives with our goal of creating long-term shareholder value. For example, the shares are earned if certain performance objectives are satisfied over a three-year period (i.e., a performance cycle), the number of shares actually received at the end of a performance cycle increases or decreases according to the level of performance achieved during the performance cycle, and the value of each share earned can be expected to vary with the corporate performance achieved.

          The performance shares are earned based on the extent to which we achieve certain performance objectives during a three-year performance cycle. For performance shares granted in 2009, the performance objectives consisted of two measurements of equal weight: (i) CH Energy Group’s growth in earnings per share and (ii) the average of the CH Energy Group’s annual dividend yield on book value. In each case, the performance shares will be earned based on our performance relative to the performance of companies in a performance peer group. The Committee believes that these relative performance objectives help to focus the attention of Messrs. Lant, Capone and Meyer on how CH Energy Group is performing in the marketplace in comparison to its peers and therefore align the compensation of those executives with the interests of shareholders. The following chart provides a summary of the performance goals for the 2009-2011 performance cycle:

Performance Objective	Weight	Business Objective
The average of CH Energy Group’s annual dividend yield on book value over the three-year performance cycle as compared to the average of the annual dividend yield on book value of the companies in the performance peer group over the same time period.	50%

The Compensation Committee and the Board believe that significant macro-economic factors, such as interest rates, affect our entire industry. The Board believes that our relative performance within the industry peer group is an important measure of performance and therefore assesses earnings per share growth and dividend yield against the performance peer group.

The percentage growth in CH Energy Group’s basic earnings per share over the three-year performance cycle as compared to the percentage growth in basic earnings per share of the companies in the performance peer group over the same time period.	50%

The Compensation Committee and the Board believe that our shareholders desire a substantial dividend payment and consistent share price appreciation over time, which in combination provide an attractive total return on investment. Earnings per share growth is used as a performance metric because the Compensation Committee and the Board believe that earnings per share growth is the primary driver of share price appreciation.

          For 2009, the performance peer group used for measuring results under the performance shares consisted of companies that had: (i) at least 75% of total assets in regulated businesses, (ii) at least 50% of total assets in electricity businesses, and (iii) regulated operations in one of the 34 states identified by the Hay Group, based on information from Regulatory Research Associates, as having relatively similar regulatory environments to New York State. The 24 companies in this performance peer group (listed in alphabetical order) are:

ALLETE, Inc.	Great Plains Energy Incorporated
Ameren Corporation	IDACORP, Inc.
American Electric Power Company, Inc.	Maine & Maritimes Corporation
Central Vermont Public Service Corporation	NorthWestern Corporation
Cleco Corporation	Pinnacle West Capital Corporation
CMS Energy Corporation	Portland General Electric Company
Consolidated Edison, Inc.	Sierra Pacific Resources
DPL, Inc.	UIL Holdings Corporation
El Paso Electric Company	UniSource Energy Corporation
Empire District Electric Company	Unitil Corporation
Energy East Corporation	Westar Energy, Inc.
Entergy Corporation	Xcel Energy, Inc.

          The performance shares are earned based on the Corporation’s results compared to the results of the companies in the performance peer group. Depending on actual performance, each executive could earn from zero to 150% of the performance shares. As illustrated by the following graph, this payout schedule is a sliding scale that is designed to motivate and reward achievement of targeted performance, as the payout percentage decreases at a faster rate if targeted performance is not achieved. At the same time, it imposes substantial downside risk for the executives, as a failure to attain the 20th percentile relative to the performance peer group results in no payout.

          For more information on the performance shares granted to Messrs. Lant, Capone and Meyer in 2009, please refer to the “Grants of Plan-Based Awards” section of this Proxy Statement on page 48.

          Performance Shares – 2007-2009 Performance Cycle

          Each of Messrs. Lant, Capone and Meyer received a grant of performance shares in 2007, which vest depending on our performance relative to companies in the Edison Electric Institute Index (the “EEI Index”) during the period commencing January 1, 2007 and ending December 31, 2009. As of the date of this Proxy Statement, the financial information for all the companies in the EEI Index was not yet available and, therefore, we were not able to determine the payout level.

          Performance Shares – 2006-2008 Performance Cycle

          Each of Messrs. Lant, Capone and Meyer received a grant of performance shares in 2006, which were earned and paid in 2009 based on our performance during the period commencing January 1, 2006 and ending December 31, 2008. As described above, the performance objectives consisted of two measurements of equal weight: (i) CH Energy Group’s growth in earnings per share during the performance cycle and (ii) the average of CH Energy Group’s annual dividend yield on book value during the performance cycle. In each case, the performance shares paid out based on our performance relative to the performance of companies in the EEI Index. The following table provides a summary of the payout levels for the 2006-2008 performance shares.

EPS Growth		Dividend Yield
Percentile	% Earned	Percentile	% Earned	Total % Earned
25%	16.7%	56%	110%	63.4%

          The relevant financial information for all the companies in the EEI Index for the 2006-2008 performance cycle was not available until May 2009. Because the payout of the awards did not occur until May, the Committee provided that, at the time the performance shares were paid, each executive would receive additional shares with a value equal to dividends that the executives would have received on the earned performance shares had they instead been paid on January 1, 2009. For more information on the payment of the performance shares for the 2006-2008 performance cycle and related dividend equivalent payments, please refer to the “Option Exercises and Stock Vested” section of this Proxy Statement on page 50.

Retirement Benefits

          In order to attract and retain key executive talent at CH Energy Group and its utility subsidiary, Central Hudson, the Compensation Committee believes that it is important to provide certain executives with retirement benefits. These retirement benefits are provided primarily under the Supplemental Executive Retirement Plan, which provides benefits in excess of those provided under the Retirement Income Plan. The Retirement Income Plan, along with the Supplemental Executive Retirement Plan, was closed to new management employees as of January 1, 2008. Therefore, only Messrs. Lant, Capone and Meyer participate in the Supplemental Executive Retirement Plan. Neither Mr. Gould nor Mr. Laurito participates in the Supplemental Executive Retirement Plan, because each executive was hired after January 1, 2008.

          The Supplemental Executive Retirement Plan is designed to work in conjunction with the Retirement Income Plan to provide eligible executives with a retirement benefit equal to 57% of his or her applicable final average pay at age 61 with 30 years of service. Base salary and short-term incentives are included in determining an eligible executive’s final average pay. Therefore, adjustments to an executive’s base salary and short-term incentives have an impact on the amount of his or her retirement benefits.

          An eligible executive’s Supplemental Executive Retirement Plan benefit generally becomes vested if, while employed by the Corporation or its affiliates, he or she attains the normal retirement age of 61, or attains his or her early retirement date of age 55 with ten years or more of vesting service. The Compensation Committee believes that this vesting schedule enhances our retention program for eligible executives and rewards their long-term commitment to the Corporation.

          Based on information provided by the Hay Group, the Compensation Committee believes that the retirement program is consistent with the retirement programs and benefit levels offered by many of the companies in the comparator groups. In this regard, the terms and benefit levels were established in 2005 after consultation with the Hay Group and a review of benefit levels provided to senior executives in the comparator groups. In setting the benefit levels, the Compensation Committee did not consider compensation previously paid to the eligible executives, including any accumulated gains under prior equity-based compensation awards, because they were relatively minor.

          For more information on these retirement benefits and our retirement program, please refer to the “Pension Benefits” section of this Proxy Statement on page 50.

Compensation Arrangements for Messrs. Gould and Laurito

          This section provides a summary of the 2009 compensation program for Mr. Gould and Mr. Laurito. These executives were hired at the end of 2009, and therefore their performance was not evaluated by the Compensation Committee as part of the annual compensation review process. Instead, their compensation elements were developed by Mr. Lant, in consultation with the Committee. Mr. Lant also consulted with the Hay Group regarding reasonable ranges of total compensation for Mr. Gould and Mr. Laurito, given their experience levels and anticipated roles with CH Energy Group. The actual compensation levels were then established after individual negotiations with the applicable executive. Following is a brief overview of the compensation packages for each executive. In each case, the total compensation package negotiated was, over its expected term, slightly above the median total remuneration market levels provided by the Hay Group for each position.

        Mr. Gould

         Mr. Gould was hired to serve as Executive Vice President and General Counsel of CH Energy Group, effective October 1, 2009. He entered into an employment agreement that sets forth his compensation package for the term of the agreement, which commenced October 1, 2009 and ends December 31, 2014. The agreement provides for the following:

•

Annual base salary of $325,000, which was established based on Mr. Gould’s extensive experience as a lawyer, including his service for the past 10 years as our outside general counsel, and was intended to serve as an incentive to join CH Energy Group.

•

An annual incentive opportunity of at least 40% of his annual base salary. In 2009, Mr. Gould received a prorated annual incentive award of $32,500 because he started employment in the last quarter of the year.

•	A signing bonus of $155,000, which was intended to serve as an incentive to join CH Energy Group.

•

A grant of 14,375 restricted shares, which generally vest in installments of 20% per year over five years; the shares would also vest upon Mr. Gould’s earlier death or disability, or in the event of a change in control. The restricted shares were intended to provide a significant retention incentive and to directly link his interests with those of our shareholders.

•

An annual credit to the Directors and Executives Deferred Compensation Plan in the amounts and on the dates set forth below, provided that he remains in the employ of CH Energy Group and its affiliates through each such date: $43,750 on October 1, 2009; $60,000 on October 1, 2010; $60,000 on October 1, 2011; $65,000 on October 1, 2012; $65,000 on October 1, 2013; and $70,000 on October 1, 2014. Mr. Gould is not eligible to participate in the Supplemental Executive Retirement Plan, so these credited amounts were intended to enhance our retention incentives by providing him with a retirement benefit.

        Mr. Laurito

         Mr. Laurito was hired to serve as Executive Vice President of CH Energy Group and of Central Hudson, effective November 1, 2009. Mr. Laurito succeeded Mr. Meyer as President of Central Hudson, effective with Mr. Meyer’s retirement at the end of the year. Mr. Laurito’s compensation package includes the following elements:

•

Annual base salary of $370,000; his base salary for the last two months of 2009, however, was $65,000 per month. The base salary was established based on Mr. Laurito’s years of experience, including his service as President of both New York State Electric and Gas Corporation and Rochester Gas and Electric Corporation (RG&E), as well as President and Chief Executive Officer of RGS Energy Group, Inc., and was intended to serve as an incentive to join CH Energy Group.

•	An annual incentive opportunity of at least 50% of his annual base salary, commencing in 2010.

•	A long-term incentive opportunity of 60% of base salary, commencing in 2010.

•

A signing bonus of $165,000, which was intended to serve as an incentive to join CH Energy Group. Of this amount, $65,000 was payable on his start date and the remaining $100,000 is payable when he relocates to the Hudson Valley in 2010.

•

A grant of 13,900 restricted stock units. The units generally vest in three equal annual installments commencing on November 1, 2014; the units would also vest upon Mr. Laurito’s earlier death or disability, or in the event of a change in control. The vested units, if any, will be paid in shares of our Common Stock on the later of termination of employment or age 60, and payment accelerates on death, disability or a change in control. The restricted stock units were intended to provide a significant retention incentive and to directly link his interests with those of our shareholders. Mr. Laurito is not eligible to participate in the Supplemental Executive Retirement Plan, so the restricted stock units were also intended to provide a retirement benefit.

•	Standard relocation assistance.

Description of Other Compensation Elements

Health, Welfare and Other Personal Benefits

          In addition to the principal compensation components described above, our Named Executive Officers are entitled to participate in all health, welfare, fringe benefit, and other arrangements generally available to other salaried employees of the corporate entity that employs them. We also may, as considered reasonable and appropriate on a case-by-case basis, provide our officers, including our Named Executive Officers, with limited financial planning benefits. The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of the companies in the relevant comparator groups. The Compensation Committee also believes that these benefits assist the Corporation in attracting and retaining key executives.

Severance Arrangements

         The Corporation maintains the following severance arrangements with its Named Executive Officers:

        Change in Control Agreements

          The Corporation has entered into change in control agreements with Messrs. Lant, Capone, Meyer and Laurito. Under the change in control agreements, each of Messrs. Lant, Capone, Meyer and Laurito would be entitled to certain payments and benefits if a change in control were to occur and the Corporation or its affiliates terminated the executive’s employ-

ment without “cause” or the executive terminated his employment with the Corporation or its affiliates for “good reason” within a three-year period following such change in control. Benefits are also provided if the executive is terminated in anticipation of a change in control.

          The benefit levels under the change in control agreements generally include a multiple of base salary and short-term incentive, along with continued welfare benefits, and are described in more detail under the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

          The agreements are designed to encourage the executive’s full attention and dedication to the Corporation currently and in the event of any threatened or pending change in control. As described above, the agreements only provide benefits on a “double trigger,” meaning that the benefits are due only if our executives incur a qualifying termination in connection with a change in control. This approach strikes an appropriate balance between providing incentives for our executives to build long-term shareholder value while providing a potential acquirer the flexibility to retain executive talent after a transaction.

          The Compensation Committee believes that the protections afforded by the change in control agreements are a valuable incentive for attracting and retaining key executives and are competitive with those of other corporations. Based on information provided by the Hay Group, change in control arrangements are used by a vast majority of the companies in the comparator groups, and the terms of our change in control agreements are intended to be consistent with prevailing market practices. In this regard, the terms and benefit levels for our senior executive officers were established by the Committee in 2005 after consultation with the Hay Group and a review of benefit levels provided to senior executives in the comparator groups. The executives did not have an opportunity to negotiate the severance benefits provided under these agreements.

          In 2005, the Compensation Committee eliminated the excise tax gross-up provisions with respect to change in control payments and benefits for all executive officers other than Mr. Lant. Until recently, the Committee had not made any exception to this policy for change in control agreements offered to new hires or promotions. In November 2009, however, the Committee agreed to make a one-time exception to this policy and provide an excise tax gross-up provision in Mr. Laurito’s change in control agreement. The Committee determined that offering this benefit was important in persuading Mr. Laurito to join CH Energy Group.

          On February 10, 2010, the Board of Directors, acting in accordance with the recommendation of the Compensation Committee, determined that the Corporation will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions.

          As described in more detail under the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement, base salary and short-term incentives are included in an eligible executive’s severance benefit calculation under the change in control agreements. Therefore, adjustments to an executive’s base salary and short-term incentives have an impact on the amount of his severance benefits under the change in control agreements. This fact did not affect decisions made with respect to base salary and short-term incentive adjustments in 2009, as these change in control agreements may never come into effect.

         Equity Awards

          All equity awards held by our Named Executive Officers would immediately vest upon a change in control. Unlike the cash severance described above, the vesting is not contingent upon a qualifying termination within a certain period following a change in control. This “single trigger” is appropriate because the Compensation Committee wants our Named Executive Officers to have the opportunity to fully recognize the value of equity awards at the time of a change in control to the same extent as our other shareholders.

         Employment Agreement for Mr. Gould

          We entered into an employment agreement with Mr. Gould in connection with his employment with CH Energy Group. The Committee believed that an employment agreement, which provided for a fixed term of employment, was necessary in order to induce Mr. Gould to join us as Executive Vice President and General Counsel.

          Under his employment agreement, Mr. Gould would be entitled to certain payments and benefits if the Corporation or its affiliates terminated his employment without “cause” or he terminated his employment with the Corporation or its affiliates for “good reason” prior to December 31, 2014. The benefit levels are described under the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

          Because Mr. Gould is subject to an employment agreement, it was not necessary to provide the additional protections of the change in control agreements described above. As a result, Mr. Gould receives the same severance benefits regardless of whether his qualifying termination occurs before, after, or in connection with, a change in control.

Stock Ownership Guidelines

          The Compensation Committee has established stock ownership guidelines for the Named Executive Officers to achieve and/or maintain, as follows: (a) with regard to Messrs. Lant, Capone and Meyer, within five years from January 1, 2008, i.e., by December 31, 2012, (b) with regard to Mr. Laurito, by December 31, 2014, and (c) with regard to Mr. Gould, during the term of his employment. For this purpose, stock ownership includes shares of our Common Stock owned directly, in trust, as phantom shares under the Directors and Executives Deferred Compensation Plan or as restricted shares or restricted stock units.

          The ownership guidelines were implemented to encourage our senior executives to own a significant amount of our Common Stock. We recognize that our owners (i.e., our shareholders) want us to both preserve and increase the value of our Corporation. We want our executives to focus on long-term as well as short-term success, and we want them to think as owners when they balance the risks and rewards involved with particular business decisions. We believe the equity ownership interests that result from the Corporation’s Common Stock ownership guidelines will enhance the motivation of our executives to think as owners.

Named Executive Officer	Ownership Guidelines for Shares or Units by Applicable Deadline	Actual Ownership of Shares or Units as of 12/31/2009
Mr. Lant	23,000	22,242
Mr. Capone	6,000	5,084
Mr. Meyer	6,000	9,139
Mr. Gould	6,000	14,375
Mr. Laurito	8,500	13,900

Federal Income Tax Considerations

          The performance shares granted to Messrs. Lant, Capone and Meyer are intended to be fully deductible for federal income tax purposes under the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. However, the restricted shares and the restricted stock units granted to Messrs. Gould and Laurito, respectively, do not qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. Nonetheless, we anticipate that these time-based equity awards will be deductible for federal income tax purposes because it is likely that either (i) the aggregate compensation for each executive in the year of payout will not exceed $1 million, or (ii) the payout will occur at a time when the executive is no longer subject to the deduction limits of Section 162(m).

          The short-term incentives do not qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code, because the Committee wants to retain the flexibility to base the short-term incentive payouts in part on its assessment of individual performance of each executive. The Committee anticipates that, in general, the short-term incentive will be fully deductible for federal income tax purposes because the short-term incentives, if any, earned by each executive, when added to his other non-exempt compensation such as base salary, are highly unlikely to exceed $1 million in any one year.

          There is a mathematical possibility that a small portion of Mr. Lant’s short-term incentive could be non-deductible under Section 162(m) if he attained a “superior” performance rating for each of his team and individual goals. But the Committee decided that this potential, but unlikely, scenario did not merit a change to the overall structure of the short-term incentive plan. Moreover, Mr. Lant’s 2009 short-term incentive was fully deductible for federal income tax purposes, because the aggregate of his base salary and short-term incentive for the year did not exceed $1 million.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Corporation and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Compensation Committee:

Stanley J. Grubel, Chair
Margarita K. Dilley
Manuel J. Iraola
Ernest R. Verebelyi

Summary Compensation Table

          The following table sets forth information regarding the compensation of the Named Executive Officers for 2007, 2008 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Steven V. Lant	2009	525,000	60,000	547,119	412,650	755,300	8,250	2,308,319
Chairman of the Board,	2008	525,000	0	442,709	132,300	736,900	7,750	1,844,659
President, and Chief	2007	525,000	58,511	364,032	390,075	235,700	7,750	1,581,068
Executive Officer
Christopher M. Capone	2009	300,000	27,000	187,795	198,450	118,900	8,250	840,395
Executive Vice	2008	280,000	0	141,610	44,100	103,300	7,750	576,760
President and Chief	2007	260,000	25,740	103,142	128,700	56,300	7,750	581,632
Financial Officer
Carl E. Meyer	2009	309,000	0	193,217	152,669	119,700	73,624	848,210
Executive Vice	2008	309,000	0	130,882	105,678	271,000	7,750	824,310
President of the	2007	309,000	20,394	122,355	135,960	0	7,750	595,459
Corporation and
President and Chief
Operating Officer of
Central Hudson
James P. Laurito	2009	130,000	65,000	575,877	0	0	0	770,877
Executive Vice
President of the
Corporation and
of Central Hudson
John E. Gould	2009	81,250	187,500	630,488	0	0	45,813	945,051
Executive Vice
President and
General Counsel

(1)

Reflects the discretionary cash bonus paid to Messrs. Lant and Capone under the Short-Term Incentive Plan, the $65,000 signing bonus paid to Mr. Laurito, and the $155,000 signing bonus and the $32,500 prorated short-term incentive award paid to Mr. Gould.

(2)

Reflects the aggregate grant date fair value of the performance shares granted to Messrs. Lant, Capone and Meyer (based on the probable outcome of the performance conditions as of the date of grant) and the restricted share or the restricted stock unit awards granted to Messrs. Gould and Laurito, respectively. The grant date fair value of the performance shares, assuming that the highest level of performance would be achieved, is as follows: Mr. Lant: $820,679; Mr. Capone: $281,692; and Mr. Meyer: $289,825. The aggregate grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). See Note 11 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 (“Annual Report”) for an explanation of the assumptions made in valuing these awards. For additional information about the performance share and the restricted share and the restricted stock unit awards granted in 2009, please refer to the “Grants of Plan-Based Awards” section of this Proxy Statement on page 48.

(3)

Reflects the short-term incentive opportunity earned by our Named Executive Officers for 2009. For additional information about the 2009 short-term incentive opportunities, please refer to the “Grants of Plan-Based Awards” section of this Proxy Statement on page 48.

(4)

Reflects the increase in the present value of the accumulated benefits under the Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Benefit Restoration Plan for Messrs. Lant, Capone and Meyer. These defined benefit retirement plans are frozen, meaning that new hires are not eligible to participate. Therefore, neither Mr. Laurito nor Mr. Gould participates in these plans. For more information on these plans and benefits, please refer to the “Pension Benefits” section of this Proxy Statement on page 50. Our Named Executive Officers did not accrue any above-market earnings under the Directors and Executives Deferred Compensation Plan, and therefore we have not reported any earnings credited under that plan in this column.

(5)	Reflects the following:

	•	company matching contributions under the 401(k) Plan of $8,250 for each of Messrs. Lant, Capone and Meyer and $2,063 for Mr. Gould;

	•	contributions to Mr. Gould’s account under the Directors and Executives Deferred Compensation Plan of $43,750; and

	•	accrued vacation pay that was owed to Mr. Meyer in connection with his retirement of $65,374.

Grants of Plan-Based Awards

          The following table sets forth information for each Named Executive Officer regarding estimated payouts of the (i) short-term incentive opportunities established during 2009, and (ii) performance shares and restricted shares and restricted stock units granted under the Long-Term Equity Incentive Plan during 2009.

								All Other Stock Awards: Number of Shares of Restricted Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven V. Lant		157,500	315,000	472,500
	1/26/09				366	11,100	16,650	0	547,119
Christopher M. Capone	1/26/09	67,500	135,000	202,500	126	3,810	5,715	0	187,795
Carl E. Meyer	1/26/09	69,525	139,050	208,575	129	3,920	5,880	0	193,217
James P. Laurito		0	0	0
	11/20/09				0	0	0	13,900	575,877
John E. Gould		0	0	0
	10/01/09				0	0	0	14,375	630,488

(1)

This column provides information about the short-term incentive opportunities established during 2009 for Messrs. Lant, Capone and Meyer. The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential pay-outs when the performance goals were established by the Compensation Committee and the Board of Directors. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount of the short-term incentive award earned by our Named Executive Officers for 2009. For a brief description of the short-term incentive program, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement on page 23.

(2)

This column provides information about the performance shares granted under the Long-Term Equity Incentive Plan during 2009 to Messrs. Lant, Capone and Meyer. The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts under the performance shares when the performance goals were established by the Compensation Committee. The threshold equals 3.3% of the target award and the maximum equals 150% of the target award. The actual payout will depend on the extent to which we achieve the applicable performance goals during the performance period commencing January 1, 2009 and ending December 31, 2011. Payment of the performance shares that become earned will be made in the form of shares of our Common Stock in 2012. An executive’s right to receive the performance shares will be forfeited if he terminates employment with us for any reason (other than death or retirement) prior to payment of the performance shares. If, however, an executive retires or dies during the performance period, the Board of Directors (or appropriate committee thereof) would determine the extent to which the applicable performance goals had been achieved during the full fiscal quarters completed during the performance period, and the resulting award would be prorated based on the number of days the executive had been employed during the performance period. Upon a “change in control,” the Board of Directors (or appropriate committee thereof) would determine the extent to which the applicable performance goals have been achieved through the full fiscal quarters completed prior to that date and the resulting award would be paid without pro-ration. The executives have no right to dividends and no right to vote the performance shares until they are paid. For additional information about the performance shares, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement on page 23.

(3)

This column reflects the number of restricted shares and restricted stock units granted to Messrs. Gould and Laurito, respectively, in 2009. The restricted shares granted to Mr. Gould generally vest in installments of 20% per year over five years; however, vesting accelerates upon his earlier death or disability, or in the event of a change in control. Mr. Gould has full voting and dividend rights with respect to the restricted shares. The restricted stock units granted to Mr. Laurito generally vest in three equal annual installments commencing on November 1, 2014; however, vesting accelerates upon his earlier death or disability, or in the event of a change in control. The vested units, if any, will be paid in shares of our Common Stock on the later of termination of employment or age 60, and payment accelerates on death, disability or a change in control. Mr. Laurito has no right to vote the stock units until they are paid; but dividends paid on the underlying shares are reinvested in additional restricted stock units.

(4)

Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each performance share and restricted shares or restricted stock unit award. See Note 11 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made in valuing these awards.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase shares of our Common Stock that had not been exercised and remained outstanding as of December 31, 2009, and (ii) each award of performance shares and restricted shares or restricted stock units that had not vested and remained outstanding as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Steven V. Lant	2,600	0	44.06	1/1/11	0	0	0	0
	4,400	0	48.62	1/1/13	0	0	36,230	1,540,500
Christopher M. Capone	0	0	0	N/A	0	0	11,715	498,122
Carl E. Meyer	1,440	0	48.62	1/1/13	0	0	11,960	508,539
James P. Laurito	0	0	0	N/A	13,900	591,028	0	0
John E. Gould	0	0	0	N/A	14,375	611,225	0	0

(1)	Reflects the number of shares underlying outstanding stock options that have vested as of December 31, 2009.

(2)	Reflects the exercise price for each stock option reported in the table, which equaled the fair market value per share of the underlying option shares on the date of grant.

(3)

This column reflects the number of restricted shares and restricted stock units granted to Messrs. Gould and Laurito in 2009. The restricted shares granted to Mr. Gould generally vest in installments of 20% per year on each anniversary of October 1, 2009. The restricted stock units granted to Mr. Laurito generally vest in three equal annual installments commencing on November 1, 2014.

(4)

Reflects the product of (i) the number of outstanding restricted shares or restricted stock units, multiplied by (ii) $42.52, which was the closing price of the Corporation’s Common Stock on December 31, 2009.

(5)

Reflects the aggregate number of performance shares outstanding as of December 31, 2009, assuming performance at the “target” level for the 2007-2009 performance cycle and the 2008-2010 performance cycle, and at the “superior” level for the 2009-2011 performance cycle. The performance shares vest based on the extent to which we achieve the applicable performance goals as of the end of the applicable performance period. Please note that the performance shares for the 2007-2009 performance cycle are included in this column. The vesting of the performance shares for that performance cycle depends on our performance relative to companies in the EEI Index during the period commencing January 1, 2007 and ending December 31, 2009. As of the date of this Proxy Statement, the financial information for all the companies in the EEI Index was not yet available and, therefore, we were not able to determine the payout level.

(6)	Reflects the product of (i) the aggregate number of outstanding performance shares, multiplied by (ii) $42.52, which was the closing price of the Corporation’s Common Stock on December 31, 2009.

Option Exercises and Stock Vested

          The following table sets forth information for each Named Executive Officer with respect to the payment of performance shares for the 2006-2008 performance cycle.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Steven V. Lant	4,461	207,213
Christopher M. Capone	1,170	54,347
Carl E. Meyer	1,432	66,516
James P. Laurito	0	0
John E. Gould	0	0

(1)

Reflects the performance shares awarded in 2006 to Messrs. Lant, Capone and Meyer, which were paid in 2009. None of the executives deferred receipt of the shares. The relevant financial information for all the companies in the EEI Index for the 2006-2008 performance cycle was not available until May 2009. Because the payout of the awards did not occur until May, the Committee provided that, at the time the performance shares were paid, each executive would receive additional shares with a value equal to dividends that the executives would have received on the earned performance shares had they instead been paid on January 1, 2009.

(2)	Reflects the product of (i) the number of shares acquired on vesting, multiplied by (ii) the closing price of those shares upon acquisition.

Pension Benefits

          The following table sets forth information regarding the pension benefits of our Named Executive Officers.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Steven V. Lant	Retirement Income Plan	29 yrs. 1 mo.	1,328,800	0
	Supplemental Executive Retirement Plan	29 yrs. 1 mo.	2,743,400	0
	Retirement Benefit Restoration Plan	29 yrs. 1 mo.	398,100	0
Christopher M. Capone	Retirement Income Plan	8 yrs. 8 mos.	272,500	0
	Supplemental Executive Retirement Plan	8 yrs. 8 mos.	173,200	0
	Retirement Benefit Restoration Plan	8 yrs. 8 mos.	1,900	0
Carl E. Meyer	Retirement Income Plan	39 yrs. 5 mos.	1,702,300	0
	Supplemental Executive Retirement Plan	39 yrs. 5 mos.	796,600	0
	Retirement Benefit Restoration Plan	39 yrs. 5 mos.	493,100	0
James P. Laurito (3)	Retirement Income Plan	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
	Retirement Benefit Restoration Plan	N/A	N/A	N/A
John E. Gould (3)	Retirement Income Plan	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
	Retirement Benefit Restoration Plan	N/A	N/A	N/A

(1)	The formal name of each plan is as follows:

	•	Retirement Income Plan of Central Hudson Gas & Electric Corporation

	•	CH Energy Group, Inc. Supplemental Executive Retirement Plan

	•	Central Hudson Retirement Benefit Restoration Plan (the “RBRP”)

(2)

The present value of accumulated benefits was prepared based on the same assumptions used in the Consolidated Financial Statements contained in the Annual Report, including (i) a 5.7% discount rate for the Retirement Income Plan and a 5.9% discount rate for the Supplemental Executive Retirement Plan and Retirement Benefit Restoration Plan, (ii) the Retirement Plan 2000 Combined Table Projected to 2017, no collar adjustment, and (iii) a retirement age of 61 under the Supplemental Executive Retirement Plan and a retirement age of 55 under the Retirement Income Plan and the Retirement Benefit Restoration Plan.

(3)	These defined benefit retirement plans are frozen, meaning that new hires are not eligible to participate. Therefore, neither Mr. Laurito nor Mr. Gould participates in these plans.

Description of Defined Benefit Retirement Plans

          The retirement program is designed to provide each Named Executive Officer, other than Messrs. Gould and Laurito, with a retirement benefit equal to 57% of his or her applicable final average pay (as defined below) at age 61 with 30 years of service. The program consists primarily of the Retirement Income Plan (“RIP”) and the Supplemental Executive Retirement Plan (“SERP”). Benefit accruals under prior non-qualified plans have been frozen. A more detailed description of each of the defined benefit plans that comprise the Corporation’s retirement program follows.

          Retirement Income Plan. The RIP is a tax-qualified defined benefit plan and generally covers all employees of Central Hudson hired prior to January 1, 2008. Each Named Executive Officer, other than Messrs. Gould and Laurito, is a RIP participant and eligible for a RIP benefit. The RIP benefit is based on a “service” formula and an “account” formula.

          Service formula. Each Named Executive Officer, other than Messrs. Gould and Laurito, is entitled to receive benefits under the RIP based on a service formula, which is equal to the sum of the following two benefits:

•

The regular service benefit equals the sum of the benefit earned each year after October 1, 2003, based on 2% of “annual compensation” for each year of benefit service beginning before age 50 and 2.5% for each such year beginning after age 50. The term “annual compensation” means base salary at October 1, plus, for periods after 2004, short-term incentives in the prior 12 months.

•

The supplementary past service benefit equals a participant’s years of benefit service at October 1, 2003 multiplied by the sum of 1.45% of “average earnings” up to $37,500 and 1.75% of average earnings in excess of $37,500. If larger, a participant will receive the prior regular service benefit at September 30, 2003. The term “average earnings” means the average of 100% of base salary at October 1, 2001 and 2002 and 50% of base salary at October 1, 2000 and 2003.

          In no event, however, may the sum of the two benefits described above exceed the maximum service benefit. This benefit equals (i) 57% of a participant’s highest consecutive three-year average of base salary and short-term incentive during the ten-year period that precedes the participant’s termination of employment, multiplied by (ii) a fraction, the numerator of which is the participant’s years of benefit service (not to exceed 30) and the denominator of which is 30. The benefit is reduced by 0.333% for each full month the benefit begins before age 61.

          The service formula benefit is payable as a monthly life annuity following normal retirement at age 65. The monthly benefit (unreduced for early commencement) is also payable following early retirement at or after age 55 with at least ten years of service. Participants who retire on or after attaining age 58 receive a supplemental Social Security retirement benefit that commences on the later of the participant’s retirement date or age 59. This supplemental retirement benefit ceases once the participant has attained Social Security retirement age (or after twenty-four monthly payments, if earlier). The supplemental benefit is equal to 80% of the estimated value of the participant’s primary monthly Social Security benefit. Mr. Meyer has satisfied the eligibility requirements for early retirement and to receive the supplemental Social Security retirement benefit. The service formula benefit may also be paid in certain joint and survivor annuity forms, which provide a reduced monthly amount for the participant’s life and, following the participant’s death, payment for a named beneficiary’s life. The RIP generally provides pre-retirement death benefits to a participant’s surviving spouse.

          Account formula. Each of Mr. Lant and Mr. Meyer also has a hypothetical account balance under the RIP that is credited with the aggregate of the following amounts:

•	For participants on January 1, 1987, 10% of their base salary on that date.

•	For participants on September 30, 1991, 5% of their base salary on that date.

•	For participants on September 30, 1997, 5% of their base salary on that date.

•	For participants on September 30, 1999, 5% of their base salary on that date.

•	Annual interest, generally based on the yield for 30-year Treasury Bonds.

          Following termination of employment, a participant may receive the hypothetical account balance as a lump sum. Certain annuity forms of payment, which are the actuarial equivalent of the account balance, are also available. If the participant dies before payment begins, the account balance is payable in a lump sum to the participant’s beneficiary (or, if the beneficiary is the participant’s spouse, as a lump sum or an annuity).

          Supplemental Executive Retirement Plan. Each of our Named Executive Officers, other than Messrs. Gould and Laurito, participates in the SERP. The SERP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees. A participant’s SERP benefit becomes vested if, while employed by the Corporation or its affiliates, he or she attains the normal retirement age of 61, attains his or her early retirement date of age 55 with ten years or more of vesting service, or a change in control occurs. A participant will forfeit his or her SERP benefit (whether or not vested at the time) if his or her employment with the Corporation is terminated for “cause.”

          The SERP retirement benefit of a participant equals the excess, if any, of the (i) participant’s normal retirement benefit or early retirement benefit described below, over (ii) the actuarial equivalent of the participant’s cumulative benefits under the RIP (excluding the account benefit component) and the RBRP (excluding the account benefit component), each calculated as though paid in the form of a single life annuity as the normal retirement benefit becomes payable under the SERP.

•

Normal Retirement Benefit. If a participant terminates employment on or after the date he or she attains age 61, he or she will be entitled to a normal retirement benefit. The annualized normal retirement benefit is equal to the product of (i) 57% of the participant’s highest consecutive three-year average of base salary and short-term incentive during the ten-year period that precedes the participant’s termination of employment, and (ii) a fraction, the numerator of which is the participant’s years of benefit service under the RIP (not to exceed 30) and the denominator of which is 30.

•

Early Retirement Benefit. Upon the participant’s vested termination of employment before the date he or she attains age 61, the participant will be entitled to an early retirement benefit equal to the normal retirement benefit (described above) reduced by 0.333% for each full month by which his or her benefit commencement date precedes the date the participant attains age 61. Only Mr. Meyer has satisfied the age and service requirements to be eligible for this early retirement benefit.

          The SERP retirement benefit commences on the first day of the seventh month following the participant’s vested termination of employment and is paid monthly in the form of a life annuity elected by the participant, except that a participant who is vested solely as a result of a change in control shall commence to receive payment on the later of the first day of the seventh month following his or her termination of employment or age 55. The normal form of benefit under the SERP is a single life annuity for single participants and a joint and 100% survivor annuity for married participants. However, participants may select a single life annuity or a 30%, 40%, 50%, 75%, or 100% joint and survivor annuity (or other annuity permitted by the Corporation). If elected by the participant, upon the death of the participant’s spouse the surviving participant’s monthly annuity may be converted to the single life annuity the participant would have received, had he or she elected a single life annuity at retirement.

          A SERP benefit is also payable if a participant is vested in his or her benefit at the time of his or her death or disability. A participant’s compensation and years of additional benefit service provided under a change in control agreement between the Corporation and the participant will be used in calculating the participant’s SERP benefit if the participant’s vested termination occurs in connection with a change in control.

          For more information on the death, disability and change in control benefits under the SERP, please refer to the applicable description under the heading “Potential Payments Upon Termination or Change in Control” on page 54 of this Proxy Statement.

          Central Hudson Retirement Benefit Restoration Plan. Each of our Named Executive Officers, other than Messrs. Gould and Laurito, participates in the RBRP. The RBRP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees. As of December 31, 2005, the RBRP was terminated with respect to any participant who was not vested, closed to new participants, and frozen with respect to additional benefit accruals of vested participants. The RBRP provides a benefit in excess of the Internal Revenue Service (“IRS”) compensation and benefit limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code, respectively, with respect to the service benefit component of the RIP and the account benefit component of the RIP. The pension benefit under the RBRP is calculated as the excess, if any, of (x) the participant’s RIP benefit as of December 31, 2005, without regard to the Section 401(a)(17) compensation limit ($210,000 for 2005) and without regard to the Section 415 benefit limitation ($170,000 for 2005) over (y) the participant’s actual RIP benefit as of December 31, 2005. Compensation and years of service under the RBRP have the same meanings provided under the RIP. Benefits generally become payable under the RBRP on the later of (i) the participant’s 55th birthday or (ii) the six-month anniversary of the participant’s termination of employment. Benefits are payable in the form of a life annuity or any other actuarially equivalent annuity form available under the SERP, as selected by the participant prior to the commencement date.

Nonqualified Deferred Compensation

          The following table sets forth information regarding the nonqualified deferred compensation of our Named Executive Officers as of December 31, 2009.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Steven V. Lant	0	0	(39,251)	0	253,130
Christopher M. Capone	0	0	(1,020)	0	124,078
Carl E. Meyer	65,262	0	(9,546)	0	1,466,845
James P. Laurito	0	0	0	0	0
John E. Gould	0	43,750	15	0	43,765

(1)

Each Named Executive Officer is eligible to defer base salary, short-term incentive awards, and performance shares under the terms of the Directors and Executives Deferred Compensation Plan, described below. The “Executive Contributions in Last FY” column shows the aggregate deferrals for each Named Executive Officer during 2009. The 2009 base salary deferrals are included in the “Salary” column, and the 2009 short-term incentive deferrals are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

The aggregate balance as of December 31, 2009 for each Named Executive Officer includes prior deferrals of base salary, short-term incentives, and performance shares that were previously earned and reported as compensation on the Summary Compensation Table for prior years. For example, from 2000-2008, our Named Executive Officers deferred the following amounts under the Directors and Executives Deferred Compensation Plan that were previously reported as compensation in the Summary Compensation Table: (i) Mr. Lant – $290,287; (ii) Mr. Capone – $90,060; (iii) Mr. Meyer – $917,105; (iv) Mr. Laurito – $0; and (v) Mr. Gould – $0. These amounts have since been adjusted, pursuant to the terms of the Directors and Executives Deferred Compensation Plan, for investment performance (e.g., earnings and losses), deferrals credited during 2009, and in-service distributions.

Description of Directors and Executives Deferred Compensation Plan

          The amounts reflected in the above table are maintained under the CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan, which is an unfunded, unsecured deferred compensation plan for Directors and a select group of highly compensated employees. Under the Directors and Executives Deferred Compensation Plan, our Named Executive Officers may elect to defer up to 50% of their base salary and up to 100% of their short-term incentive and performance shares on a pre-tax basis. Payments are made under the Directors and Executives Deferred Compensation Plan in cash at certain future dates specified by participants or upon his or her earlier termination of employment, death, or disability. If a participant terminates employment on or after age 55, as a result of his or her long-term disability, or in certain circumstances in connection with a “change in control” of the Corporation, then amounts credited to his or her account generally will be paid in a lump sum or in equal quarterly installments over a period of five, ten, or fifteen years as elected by the participant. Otherwise, amounts are payable in a single lump sum. The Corporation may accelerate payment in the event of a participant’s “financial hardship.” Moreover, a participant may elect to receive an immediate distribution of all or a portion of any amounts that were deferred and fully vested prior to January 1, 2005 (and related earnings), provided, however, that he or she will forfeit 10% of the amount of his or her account(s) that he or she has elected to receive. The deferred compensation is credited with earnings, gains, and losses in accordance with deemed investment elections made by participants from among various crediting options established by the Corporation from time to time. For 2009, the investment options tracked returns on the Corporation’s Common Stock and returns under publicly available and externally managed investment funds such as mutual funds. In general, participants are permitted to change their investment elections daily; but they may only change their investment elections with respect to the Corporation’s Common Stock during limited window periods authorized by the Corporation.

Potential Payments Upon Termination or Change in Control

          The Corporation has entered into agreements and maintains plans and arrangements that require the Corporation or its successors to pay or provide compensation and benefits to its Named Executive Officers in the event of certain terminations of employment or a change in control of the Corporation. The estimated amount of compensation and benefits payable or provided to each Named Executive Officer in each situation is summarized below. Because Mr. Meyer retired as of December 31, 2009, we have only reported on page 55 the target amounts that he will receive due to retirement.

          These estimates are based on the assumption that the various triggering events occur on December 31, 2009. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. The actual amounts that would be paid to a Named Executive Officer upon certain terminations of employment or upon a change in control can only be determined at the time the actual triggering event occurs.

          The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a Named Executive Officer has earned prior to the applicable triggering event, such as equity awards or other incentives that have previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs. As a result, it does not provide information on the payout of the performance shares for the 2007-2009 performance cycle and the 2009 short-term incentive, as both of these awards were earned as of December 31, 2009 in accordance with their terms, regardless of whether the executive terminated employment or a change in control occurred. In this regard, please refer to the Outstanding Equity Awards at Fiscal Year-End table for a complete summary of each Named Executive Officer’s vested equity awards and the Pension Benefits table for a complete summary of each Named Executive Officer’s retirement benefit.

Voluntary Termination or Involuntary Termination For Cause

          The Corporation does not maintain any plans or arrangements that would provide benefits to our Named Executive Officers solely as a result of a voluntary termination (other than upon “retirement” as described below) or an involuntary termination for cause.

Involuntary Termination without Cause or for Good Reason

          Pursuant to its corporate policy, the Corporation would have provided each Named Executive Officer with outplacement services from a recognized outplacement provider, with a value not to exceed $30,000, in the event of the executive’s involuntary termination without “cause” on December 31, 2009.

          Pursuant to his employment agreement, Mr. Gould also would be entitled to the following benefits if the Corporation were to terminate his employment without “cause” or he terminates for “good reason”:

•	An amount equal to his base salary and target annual incentive through the remainder of his employment term (i.e., through December 31, 2014), payable in equal monthly installments over one year.

•

An amount credited to his account under the Directors and Executives Deferred Compensation Plan equal to the retirement credits that he would have received had he remained employed through the remainder of his employment term.

•	Full vesting of any unvested restricted shares.

          The terms “cause” and “good reason” are defined under the heading “Qualifying Termination Following Change in Control” on page 57. As a condition to Mr. Gould’s entitlement to receive severance benefits under his employment agreement, he must not solicit our employees or customers and must comply with a confidentiality restriction.

          Based on the above, the Corporation would have provided each of the Named Executive Officers listed below with the following estimated payments and benefits if he had been terminated without cause or resigned for good reason on December 31, 2009.

Executive	Cash Severance	Outplacement	Deferred Compensation Credit	Restricted Shares (1)	Total

Steven V. Lant	0	$30,000	0	0	$30,000
Christopher M. Capone	0	$30,000	0	0	$30,000
James P. Laurito	0	$30,000	0	0	$30,000
John E. Gould	$2,275,000	$30,000	$320,000	$611,225	$3,236,225

(1)

The value of the restricted shares is calculated by multiplying the number of unvested restricted shares outstanding as of the end of the year by the closing price of our Common Stock on December 31, 2009, of $42.52 per share.

Retirement or Death

•

Performance Shares. Except as otherwise provided below, each of Messrs. Lant, Capone and Meyer would forfeit his right to all outstanding performance shares for the 2009-2011 and the 2008-2010 performance cycles if his employment terminated during the applicable performance period. If, however, he had retired or died during a performance period, then the Board of Directors (or appropriate committee thereof) would have determined the extent to which the applicable performance goals had been achieved as of such time, and the resulting award would have been prorated based on the executive’s service during the performance period. Such amounts would have been paid in a single lump sum in the form of shares of our Common Stock. For this purpose, the term “retirement” means termination of employment either (i) on or after age 65 or (ii) on or after age 55 with ten years or more of service pursuant to the early retirement provisions of the Retirement Income Plan. Only Mr. Meyer satisfied this definition of “retirement” on December 31, 2009.

•

Restricted Shares and Restricted Stock Units. Upon his death, all restricted shares and restricted stock units held by each of Messrs. Gould and Laurito, respectively, would have become fully vested. However, vesting does not accelerate upon retirement.

          Based on the above, the Corporation would have provided each Named Executive Officer or his beneficiary with the following estimated payments, in a lump sum, if he had “retired” from the Corporation and its affiliates on December 31, 2009, or if he had died while employed with the Corporation or its affiliates on December 31, 2009.

	Performance Shares

Executive	2008-2010 Performance Period (1)	2009-2011 Performance Period (2)	Restricted Shares/Units (3)	Total

Steven V. Lant	$350,932	$157,324	0	$508,256
Christopher M. Capone	$112,253	$54,000	0	$166,253
Carl E. Meyer (4)	$103,749	$55,559	0	$159,308
James P. Laurito	0	0	$591,028	$591,028
John E. Gould	0	0	$611,225	$611,225

(1)

The value of the performance shares held by Messrs. Lant, Capone and Meyer for the 2008-2010 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, prorated based on the performance of services during 2/3 of the performance period, multiplied by (ii) the closing price of our Common Stock on December 31, 2009, of $42.52 per share.

(2)

The value of the performance shares held by Messrs. Lant, Capone and Meyer for the 2009-2011 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, prorated based on the performance of services during 1/3 of the performance period, multiplied by (ii) the closing price of our Common Stock on December 31, 2009, of $42.52 per share.

(3)

Unlike the performance shares described above, the restricted shares and restricted stock units held by Messrs. Gould and Laurito become fully vested on death but not upon retirement. The value of the restricted shares and the restricted stock units is calculated by multiplying the number of unvested restricted shares or restricted stock units outstanding as of the end of the year by the closing price of our Common Stock on December 31, 2009, of $42.52 per share.

(4)

Mr. Meyer retired as of December 31, 2009. The amounts reported for Mr. Meyer assume that the performance shares are paid at “target” performance. We will not know the actual payout level for the performance shares until all of the companies in the applicable performance peer group report their results for 2009.

Disability

•

SERP. Only Messrs. Lant and Capone participate in the SERP. As described below, an eligible executive’s termination of employment due to “disability” (as defined below) can result in enhanced benefits under the SERP. Specifically, if an eligible executive who was vested under the SERP had become disabled (within the meaning of our long-term disability plan) on December 31, 2009, then his benefit would have been calculated as if he had received additional years of benefit service (up to five), consistent with the disability crediting rules under the RIP. For additional information about the SERP, please refer to the “Pension Benefits” section of this Proxy Statement on page 50.

•

Mr. Gould’s Employment Agreement. Upon Mr. Gould’s disability, he would have been entitled to the following benefits under his employment agreement: (i) continued base salary for 18 months, (ii) his target annual incentive for the year in which his disability occurred, (iii) the retirement credit for the year in which his disability occurred unless previously credited, and (iv) full vesting of his restricted shares.

	•	Restricted Stock Units. Upon his disability, all outstanding restricted stock units held by Mr. Laurito would have become fully vested.

          Based on the above, the Corporation would have provided each of the Named Executive Officers listed below with the following estimated payments or benefits if he had become “disabled” on December 31, 2009.

Executive	Cash Severance	Additional Service Credit Under the SERP (1)	Restricted Shares/Units (2)	Total

Steven V. Lant	0	0	0	0
Christopher M. Capone	0	0	0	0
James P. Laurito	0	0	$591,028	$591,028
John E. Gould	$617,500	0	$611,225	$1,228,725

(1)

The value of the additional service credit under the SERP equals the excess, if any, of (i) the present value of the individual’s vested SERP benefit as of December 31, 2009, calculated as if he remained employed for an additional 5 years, over (ii) the present value of the individual’s vested SERP benefit as of December 31, 2009. The present value was determined based on a 5.9% discount rate and the Retirement Plan 2000 Combined Table Projected to 2017, no collar adjustment, and assuming that no additional service is credited past age 60. For additional information about the SERP, please refer to the “Pension Benefits” section of this Proxy Statement on page 50.

(2)

The value of the restricted shares and the restricted stock units held by Messrs. Laurito and Gould, respectively, is calculated by multiplying the number of restricted shares or restricted stock units outstanding by the closing price of the Corporation’s Common Stock on December 31, 2009, of $42.52 per share.

Change in Control

          As described below, each Named Executive Officer would be entitled to accelerated vesting of outstanding performance shares and restricted shares or restricted stock units, along with accelerated vesting of his Supplemental Executive Retirement Plan benefit, if any, in the event of a “change in control” (as defined under the heading “Qualifying Termination Following Change in Control” immediately below).

•

Performance Shares. Upon a change in control, the Board of Directors (or appropriate committee thereof) is required to determine the extent to which the applicable performance goals have been achieved through the full fiscal quarters completed prior to that date, and the resulting award is required to be paid to the executives without pro-ration. Such amounts would have been paid to Messrs. Lant and Capone in a single lump sum in the form of either shares or cash.

•	Restricted Shares and Restricted Stock Units. Upon a change in control, all outstanding restricted shares and restricted stock units held by Messrs. Gould and Laurito would have become fully vested.

•

Enhanced SERP Benefit. Upon a change in control, each of Messrs. Lant and Capone would have fully vested in his or her benefit under the SERP. The SERP benefit will commence to be paid upon the later of his or her termination of employment or attainment of age 55. For additional information about the SERP, please refer to the “Pension Benefits” section of this Proxy Statement on page 50.

          Based on the above, each of the Named Executive Officers listed below would have been entitled to the following estimated payments and benefits from the Corporation or its successor in the event that a “change in control” occurred on December 31, 2009.

	Performance Shares

Executive	2008-2010 Performance Period (1)	2009-2011 Performance Period (2)	Restricted Shares/Units (3)	Accelerated Vesting of SERP Benefit (4)	Total

Steven V. Lant	$526,398	$471,972	0	$2,882,100	$3,880,470
Christopher M. Capone	$168,379	$162,001	0	$143,400	$473,780
James P. Laurito	0	0	$591,028	0	$591,028
John E. Gould	0	0	$611,225	0	$611,225

(1)

The value of the performance shares held by Messrs. Lant and Capone for the 2008-2010 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, without pro-ration, multiplied by (ii) the closing price of the Corporation’s Common Stock on December 31, 2009, of $42.52 per share.

(2)

The value of the performance shares held by Messrs. Lant and Capone for the 2009-2011 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, without pro-ration, multiplied by (ii) the closing price of the Corporation’s Common Stock on December 31, 2009, of $42.52 per share.

(3)

The value of the restricted shares and restricted stock units held by Messrs. Gould and Laurito is calculated by multiplying the number of restricted shares or restricted stock units outstanding as of the end of the year by the closing price of our Common Stock on December 31, 2009, of $42.52 per share.

(4)

The value of the accelerated vesting of the SERP benefit equals the excess, if any, of (i) the present value of the individual’s SERP benefit as of December 31, 2009 (whether or not vested), over (ii) the present value of the individual’s vested SERP benefit as of December 31, 2009. The present value was determined based on a 5.9% discount rate and the Retirement Plan 2000 Combined Table Projected to 2017, with no collar adjustment. For additional information about the SERP, please refer to the “Pension Benefits” section of this Proxy Statement on page 50.

Qualifying Termination Following Change in Control

          The Corporation has a change in control agreement (“Change in Control Agreement”) with certain of its executive officers, including its Named Executive Officers other than Mr. Gould. Mr. Gould is subject to an employment agreement described under the heading “Involuntary Termination without Cause or for Good Reason” on page 54.

          The Change in Control Agreements generally become effective only upon a change in control of the Corporation (as defined below), or if an executive is terminated in anticipation of a change in control, and provide certain benefits and protections to the covered executives during the three-year period following a change in control. For example, the Change in Control Agreements generally provide that an executive’s terms and conditions of employment (including position, location, base salary, short-term incentive, and benefits) would not be adversely changed during the three-year period following a change in control. Moreover, the Change in Control Agreements provide that the executive would be entitled to certain severance benefits if, during the three-year period following a change in control, the executive’s employment were terminated without “cause” or the executive terminated his employment for “good reason.” In general, the executive would be entitled to receive:

•	A prorated short-term incentive based on the average of the executive’s last three pre-change in control short-term incentives (“Average Annual Incentive”), paid in a lump sum.

•	An amount equal to three times the sum of the executive’s base salary and Average Annual Incentive, payable in 12 equal monthly installments.

•	Outplacement services from a recognized outplacement provider, with a value not to exceed $30,000.

•	Continued welfare benefits (including health care benefits) for a period of three years following termination, subject to mitigation upon receiving similar benefits from another employer.

•

For each of Messrs. Lant and Laurito only, a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to him, whether pursuant to the change in control agreement, performance share or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments exceeds 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax. If the parachute value of the payments does not exceed the 110% threshold, the executive’s payments will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.” In contrast, the other Named Executive Officers (i.e., Messrs. Capone and Gould) would be responsible for paying the applicable excise taxes under Section 280G imposed on any payments under the Change in Control Agreement, employment agreement or otherwise, but any payments subject to the excise tax would be reduced if such reduction provides a larger after-tax benefit than if the excise tax applied.

•

Reimbursement for all legal fees and expenses reasonably incurred in asserting his rights under the Agreements, regardless of the outcome of the dispute (unless a tribunal determines that the executive’s position was frivolous or maintained in bad faith). For purposes of the above calculations, we have assumed that the executive will not incur legal fees to enforce his rights under the Change in Control Agreement.

Definitions. For purposes of the Change in Control Agreement, the following words have the meanings set forth below.

•

Change in control. A change in control generally means any of the following: (i) an acquisition of 20% or more of the Corporation’s Common Stock; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a business combination in which any one of the following is true: our pre-change in control shareholders do not hold at least 60% of the combined enterprise; there is a 20%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in the Corporation); or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) shareholder approval of a complete liquidation.

•

Cause. The term “cause” generally means: (i) the willful and continued failure of the executive to perform his or her duties; (ii) the willful engaging by the executive in illegal conduct or gross misconduct; (iii) the repeated use of alcohol by the executive that materially interferes with his or her duties, use of illegal drugs by the executive, or a violation of our drug or alcohol policies; (iv) a conviction, guilty plea, or plea of nolo contendere of the executive for any crime involving moral turpitude or for any felony; (v) a breach by the executive of his or her fiduciary duties of loyalty or care or a material violation of the Code of Business Conduct and Ethics, or similar policies; or (vi) the breach by the executive of the confidentiality provision of the applicable agreement.

•

Good Reason. The term “good reason” generally means: (i) any material reduction in the executive’s authority, duties, or responsibilities; (ii) any failure by the Corporation to maintain the executive’s base salary, short-term incentive, and benefits levels; (iii) any required relocation of the executive’s office of 50 miles or more; (iv) any purported termination of the executive’s employment otherwise than as expressly permitted by the applicable agreement; or (v) any failure by the Corporation to require a successor to assume the applicable agreement.

          Enhanced SERP Benefit. If a Named Executive Officer were entitled to benefits under his or her Change in Control Agreement following a change in control, then his or her SERP benefit, if any, would be calculated as if he or she had remained employed for a three-year period following the change in control. The additional SERP benefit would commence to be paid upon the later of the executive’s termination of employment or attainment of age 55. Only Messrs. Lant and Capone are eligible for a SERP benefit. For additional information about the SERP, please refer to the “Pension Benefits” section of this Proxy Statement on page 50.

          Non-Solicitation and Non-Competition Provisions. As a condition to each executive’s entitlement to receive severance benefits under the Change in Control Agreement, each Named Executive Officer must not solicit employees of the Corporation and its successor for a one-year period following termination of employment and must comply with a confidentiality restriction. The acquiring or successor entity generally retains the right to suspend certain payments and pursue judicial remedies in the event that an executive breaches any of his confidentiality, non-solicitation, or similar obligations. Moreover, a terminated executive is required to sign a release of all claims against the Corporation, the acquiring or successor entity, and any of their officers, directors, employees, or shareholders, prior to receiving severance benefits under the Change in Control Agreements.

          Based on the above, each of the Named Executive Officers listed below would have been entitled to the following estimated payments and benefits from the Corporation or its successor if a “change in control” occurred on December 31, 2009, and the executive’s employment was terminated without “cause” or the executive terminated his or her employment for “good reason” immediately following such change in control. These benefits would be in addition to the payments and benefits described in the change in control table immediately above.

Name	Cash Severance(1)	Outplacement Services	Continued Healthcare Benefits (2)	Continued Welfare Benefits (other than healthcare) (3)	Enhanced Retirement Benefit (4)	Section 280G Gross-Up (5)(6)	Total

Steven V. Lant	$2,496,926	$30,000	$44,800	$6,480	$129,000	$1,976,037	$4,683,243
Christopher M. Capone	$1,210,596	$30,000	$37,200	$3,888	$140,000	0	$1,421,684
James P. Laurito	$1,665,000	$30,000	$44,800	$4,794	0	$959,198	$2,703,792
John E. Gould	$2,275,000	$30,000	0	0	$320,000	0	$2,625,000

(1)

Assumes termination of employment on December 31, 2009, at which time the short-term incentive for 2009 was earned in accordance with its terms. Therefore, cash severance does not include any prorated Average Annual Incentive for 2009.

(2)

The present value of the continued healthcare benefits is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 715, Compensation – Retirement Benefits. The values assume continued healthcare coverage for the individual and his spouse for the three-year continuation period. See Note 10 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made in valuing of the continued health care benefits.

(3)	Represents the premiums for continued group life insurance in excess of $50,000 during the three-year continuation period.

(4)

The value of the enhanced retirement benefit for each of Messrs. Lant and Capone equals the present value of the increase in the individual’s SERP benefit as of December 31, 2009, calculated as if he had remained employed for an additional three-year period following termination. The present value was determined based on a 5.9% discount rate and the Retirement Plan 2000 Combined Table Projected to 2017, with no collar adjustment. For additional information about the SERP, please refer to the “Pension Benefits” section of this Proxy Statement on page 50. The value of the enhanced retirement benefit for Mr. Gould equals the retirement credits that he would have received pursuant to his employment agreement had he remained employed through the remainder of his employment term.

(5)

Section 280G of the Internal Revenue Code applies if there is a change in control of the Corporation, compensation is paid to a Named Executive Officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals his average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2004-2008 if the change in control occurs in 2009). If Section 280G applies, then the Named Executive Officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of his base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, the Corporation is denied a federal income tax deduction for the excess parachute payments. The amounts in the Section 280G Gross-Up column reflects a tax gross-up for the excise and related taxes, as required under the terms of the Change in Control Agreement for each of Messrs. Lant and Laurito described above. The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 43.45%, (ii) discount rates of 0.83% and 3.16%, (iii) a closing price of the Corporation’s Common Stock on December 31, 2009 of $42.52 per share, and (iv) no amounts were allocated to the non-solicitation or non-competition covenants contained in the employment agreements. Neither Messrs. Capone nor Gould are eligible to receive this tax gross-up.

(6)

On February 10, 2010, the Board of Directors, acting in accordance with the recommendation of the Compensation Committee, determined that the Corporation will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions.

Director Compensation

          The Corporation’s Director compensation program is designed to enhance our ability to attract and retain highly qualified Directors and to align their interests with the long-term interests of our shareholders. The program consists of both a cash component, designed to compensate independent Directors for their service on the Board and its Committees, and an equity component, designed to align the interests of independent Directors and shareholders. Mr. Lant receives no compensation for his service on the Board.

          Cash Compensation. The basic annual cash retainer paid to independent Directors in 2009 was $60,000. The cash retainer is paid quarterly in advance in four equal installments to each person serving as an independent Director at the time when the particular quarterly payment is made. Independent Directors who serve as a Committee Chair or as the Lead Independent Director of the Board receive an additional annual retainer. The positions carrying the payment of an additional retainer along with the annual amount of such additional annual retainer during 2009 were as follows: Lead Independent Director ($7,500); Chair of the Audit Committee ($10,000); Chair of the Governance and Nominating Committee ($7,500); Chair of the Compensation Committee ($7,500); and Chair of the Strategy and Finance Committee ($7,500). These additional retainers are generally paid quarterly, in advance, and are prorated based on the period of service of a Director during the year in any of those positions.

          Equity Compensation. During 2009, the equity component of annual compensation for each independent Director was fixed at a number of phantom shares of our Common Stock having an aggregate value approximately equal to $65,000. The phantom shares were credited to each Director’s account under the Directors and Executives Deferred Compensation Plan in four equal installments to the account of each person serving as an independent Director at the time when the particular quarterly installment was credited. Except as provided below, the program generally requires this credit to remain invested in phantom shares until the termination of the Director’s service on the Board and to be paid only in cash after termination of Board service.

          Under the Director stock ownership guidelines, each Director is required to accumulate within 5 years, and to hold during his or her service on the Board, at least 6,000 shares of our Common Stock. If a Director satisfies the then-applicable stock ownership guidelines, he or she will no longer receive future credits of phantom shares to the director stock account. Instead, the value of any future credits of phantom shares will be paid to the director in cash or deferred under the Directors and Executives Deferred Compensation Plan at the election of the director. If deferred, the amounts may be invested by the director in any investment option available under the plan.

          Directors and Executives Deferred Compensation Plan. An independent Director also may elect to defer payment of all or part of the cash compensation received as a Director under the Corporation’s Directors and Executives Deferred Compensation Plan. If the Director so elects, any deferred cash compensation may be credited to a bookkeeping account of phantom shares, whose value is tied to the value of the Corporation’s Common Stock, or to other investment options provided under the Directors and Executives Deferred Compensation Plan from time to time. Compensation deferred in accordance with the Directors and Executives Deferred Compensation Plan is paid to Directors (adjusted to reflect investment earnings and losses) at the time the Director ceases being a member of the Board of Directors, either in a lump sum or over a period of time depending on the circumstances of cessation and/or distribution elections. Directors may elect each year whether to receive that year’s deferrals in a lump sum or in quarterly installments over a period of either five, ten or fifteen years if they retire or become disabled within 24 months after a change in control.

          The following table sets forth information regarding compensation for the year ended December 31, 2009 for the Directors other than Mr. Lant.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($) (3)

Margarita K. Dilley	86,250	48,567	134,817

Steven M. Fetter	140,000	0	140,000

Stanley J. Grubel	132,500	0	132,500

Manuel J. Iraola	125,000	0	125,000

E. Michel Kruse	132,500	0	132,500

Jeffrey D. Tranen	125,000	0	125,000

Edward T. Tokar (4)	36,758	44,220	80,978

Ernest R. Verebelyi	60,000	63,655	123,655

(1)

Reflects the cash annual retainer and committee chair fees paid to the independent Directors for service on the Board. Independent Directors receive no other cash compensation for service on the Board.

(2)

Reflects the aggregate grant date fair value of the phantom shares credited to each Director under the Directors and Executives Deferred Compensation Plan. The phantom shares were credited in equal quarterly installments to the account of each person serving as an independent Director at the time when the particular quarterly installment was credited. The dollar amount reported in this Stock Awards column was determined under FASB ASC Topic 718 and was calculated by multiplying the number of phantom shares credited to each Director’s account each quarter by the closing price of the Corporation’s Common Stock at the time of the credit. For more information about these phantom shares credits, please refer to the narrative description of the Director compensation program that precedes this table.

(3)

The Corporation did not grant any stock options to Directors in 2009. The outstanding stock options held by our Directors are listed below. The stock options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant. The stock options were fully vested on the date of grant.

Name	# of Shares Underlying Stock Options Granted on 1/1/2003	# of Shares Underlying Stock Options Granted on 1/1/2001

Steven M. Fetter	1,000	0
Stanley J. Grubel	1,000	3,000
E. Michel Kruse	1,000	0
Exercise Price per Share:	$48.62	$44.06

(4)

On May 21, 2009, upon the recommendation of its Governance and Nominating Committee, the Board of Directors unanimously approved and adopted resolutions to elect Edward T. Tokar to the Board of Directors. His director fees for 2009 are prorated for the portion of the year during which he served as a Director.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Corporation’s independent public accountants for 2010. Although shareholder approval of the Audit Committee’s appointment is not required by law, the Board of Directors believes that it is good corporate governance to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

          Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

          Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

          Additional information regarding fees paid to PricewaterhouseCoopers LLP can be found in the “Report of the Audit Committee” beginning on page 18.

Vote Required for Ratification of Appointment of Independent Public Accountants

          Shareholder approval is not required for the appointment of PricewaterhouseCoopers LLP, as the Audit Committee of the Board of Directors has the sole responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting. Ratification of this Proposal No. 2 requires the affirmative of a majority of the votes cast in person or by proxy. Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
PROPOSAL NO. 2

OTHER MATTERS

          The Board of Directors does not know of any matters to be brought before the Annual Meeting other than those referred to in the notice hereof. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

Denise D. VanBuren
March 18, 2010	Corporate Secretary and
Vice President – Corporate Communications

Route to CH Energy Group, Inc.

From New York City Area:
•	Taconic State parkway North to Interstate 84 (I-84)
•	I-84 West to Exit 13 (Route 9)
•	Turn right off ramp onto Route 9 North
•	Route 9 approximately 12 miles to the Academy Street / South Avenue Exit
•	Bear left at end of ramp and go under overpass
•	Turn right into CH Energy Group, Inc. entrance

From Connecticut:
•	I-84 West to Exit 13 (Route 9)
•	Continue as above

From Pennsylvania:
•	I-84 East to Exit 13 (Route 9)
•	Turn left off ramp onto Route 9 North
•	Continue as above

From New Jersey and Upstate New York:
•	New York State Thruway (I-87) to Exit 18 (New Paltz)
•	Turn right onto Route 299
•	Route 299 approximately 5 miles, turn right onto Route 9W South
•	Route 9W approximately 2 miles, bear right for FDR/Mid-Hudson Bridge
•	After crossing bridge take first right (Route 9 South)
•	Route 9 approximately 1 mile to Academy Street/South Avenue exit
•	Bear right off exit ramp into CH Energy Group, Inc. entrance

ADMISSION TICKET

Please bring this ticket to the Annual Meeting of Shareholders.

CH ENERGY GROUP, INC.
2010 Annual Meeting of Shareholders

For the purpose of considering and acting upon two proposals, including (1) the election of three Class I Directors and (2) the ratification of the appointment of the Corporation’s independent registered public accounting firm, and such other business as may properly come before the meeting or any adjournment thereof.

Tuesday, April 27, 2010
10:30 a.m. Eastern Time
CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, NY 12601-4839

Please Admit	Non-Transferable

é Please fold and detach Admission Ticket here. é

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying CH Energy Group, Inc. in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê Please fold and detach card at perforation before mailing. ê

CH ENERGY GROUP, INC.	ANNUAL MEETING PROXY CARD
THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED WITH REGARD TO PROPOSALS NO. 1 AND NO. 2. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR” PROPOSALS NO. 1 AND NO. 2.

The Board of Directors recommends a vote “FOR” Proposals No. 1 and No. 2.

Proposal No. 1. Election of Class I Directors, each for a one-year term:

(1)	Steven V. Lant	☐	FOR	☐	WITHHOLD
(2)	Edward T. Tokar	☐	FOR	☐	WITHHOLD
(3)	Jeffrey D. Tranen	☐	FOR	☐	WITHHOLD

Proposal No. 2. Ratification of appointment of the Corporation’s
independent registered public accounting firm:		☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

☐	I / We will attend the Annual Meeting to be held in Poughkeepsie, New York.

Change of Address — Please print new address below.	Comments — Please print your comments below.

IMPORTANT—Please sign and date on the reverse side and return promptly.

V O T E B Y T E L E P H O N E

c/o Corporate Election Services PO Box 3200 Pittsburgh, PA 15230-3200

Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on Monday, April 26, 2010. Have your proxy card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Use the Internet to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on Monday, April 26, 2010. Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided, or return it to: CH Energy Group, Inc., c/o Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230-3200.

VOTE BY TELEPHONE	VOTE BY INTERNET	VOTE BY MAIL
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or by using the Internet, please do not send your proxy by mail.

è

ê Please fold and detach card at perforation before mailing. ê

CH ENERGY GROUP, INC.	ANNUAL MEETING PROXY CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 27, 2010.
The undersigned hereby appoints MARGARITA K. DILLEY, STEVEN M. FETTER, STANLEY J. GRUBEL, MANUEL J. IRAOLA, E. MICHEL KRUSE and ERNEST R. VEREBELYI, or any one or more of them, as proxy with full power of substitution, to vote all shares of Common Stock owned of record by the undersigned on March 1, 2010, at the Annual Meeting of Shareholders of CH Energy Group, Inc. to be held at the office of the Corporation, located at 284 South Avenue, Poughkeepsie, New York, on April 27, 2010, or any adjournment or postponement thereof. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side of this proxy card. If this proxy card is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the proposals as described in the Proxy Statement. In their discretion, the proxies are authorized to vote upon all such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, the terms of which are incorporated by reference, and revokes any proxy heretofore given with respect to such Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 27, 2010: The Corporation’s Proxy Statement and the Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2009 are available at www.chenergygroup.com by selecting “Investor Relations” and then selecting “Financial Reports.”

Signature(s)

Signature(s)

Date: __________________________________________________________ , 2010

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign and date this proxy where indicated above before mailing.